Exhibit (a)(1)(A)

OFFER TO EXCHANGE

PHH CORPORATION

Offer to Exchange Any and All 6.00% Convertible Senior Notes Due 2017

CUSIP No. 693320 AQ6

for cash and shares of Common Stock of PHH Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MONDAY, JUNE 15, 2015, UNLESS THE OFFER IS EXTENDED BY US (SUCH DATE, AS THE OFFER MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY NOT BE WITHDRAWN AFTER THE NOTES HAVE BEEN ACCEPTED FOR EXCHANGE.

The Offer

Upon the terms and subject to the conditions set forth in this offer to exchange (as supplemented or amended, the “Offer to Exchange”) and the related letter of transmittal (as supplemented or amended, the “Letter of Transmittal”), PHH Corporation (“PHH” or the “Company,” “we,” “us” or “our”) is offering to exchange (the “Offer”) any and all of its 6.00% Convertible Senior Notes Due 2017 (the “Notes”) for consideration per each $1,000 principal amount of validly tendered and accepted Notes of $1,125.00 in cash, plus accrued and unpaid interest from June 15, 2015 to, but excluding, the Settlement Date (as defined herein), and a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which we refer to as the “Exchange Ratio” (together, the “Offer Consideration”). The Exchange Ratio will be equal to the sum of the Daily Settlement Amounts (as defined herein) for each VWAP Trading Day (as defined herein) during the Observation Period (as defined herein). The Exchange Ratio will be rounded to the nearest fourth decimal place.

The Exchange Ratio will be fixed and announced by 4:30 p.m., New York City time, on the Expiration Date (currently expected to be June 15, 2015). Details regarding the Exchange Ratio will also be available by that time at www.gbsc-usa.com/PHH and from the Information Agent (as defined herein). The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the Securities and Exchange Commission (the “SEC”) relating to this Offer to Exchange.

Throughout the Offer, an indicative Offer Consideration payable for the Notes pursuant to the Offer (including the Exchange Ratio) based on the Daily Settlement Amounts on the VWAP Trading Days that have passed since the commencement of the Offer, will be available at www.gbsc-usa.com/PHH and from the Information Agent, which may be contacted at its toll-free telephone number set forth on the back cover page of this Offer to Exchange.

Fractional shares will not be issued in this Offer. If a tendering holder is entitled to receive a fractional share (calculated on an aggregate basis for each tendering holder), we will calculate and pay to such tendering holder a cash adjustment in respect of such fraction (calculated to the nearest 1/100 of a share) in an amount equal to the same fraction of the Daily VWAP (as defined herein) per share of our Common Stock on the Expiration Date.

Pursuant to the terms of the indenture relating to the Notes, a person in whose name a Note is registered at the close of business on June 1, 2015, being the record date with respect to the interest payable on the Notes on June 15, 2015 under the indenture, will be paid such interest, notwithstanding any tender of the Notes in the Offer. For information on the interest payment terms under the indenture, see “Description of Notes—Interest.”

The Offer will expire at 11:59 p.m., New York City time (the “Expiration Time”) on the Expiration Date, unless the Offer is extended or earlier terminated by us. Notes must be validly tendered for exchange in the Offer (and not validly withdrawn) on or prior to the Expiration Time on the Expiration Date to be eligible to receive the Offer Consideration. Notes tendered for exchange in the Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date. Upon the terms and subject to the conditions of the Offer, all Notes validly tendered in the Offer and not validly withdrawn prior to the Expiration Time on the Expiration Date will be accepted for exchange in the Offer. You should carefully review the procedures for tendering Notes beginning on page 40 of this Offer to Exchange.

As of May 5, 2015, $245.0 million aggregate principal amount of the Notes was outstanding and 49,683,504 shares of our Common Stock were issued and outstanding. Our Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PHH.” The Notes are not listed on any securities exchange. On May 5, 2015, the last reported sales price of our Common Stock on the NYSE was $24.70 per share. We expect shares of our Common Stock issued pursuant to the Offer will be listed on the NYSE.

The Offer is being made on the terms and subject to the conditions set forth in this Offer to Exchange and the Letter of Transmittal. The Notes are represented by a global certificate registered in the name of The Depository Trust Company (“DTC”). As a result, all holders of Notes electing to tender pursuant to this Offer to Exchange must do so pursuant to DTC’s book entry procedures.

If you do not tender your Notes in exchange for the Offer Consideration prior to the Expiration Time on the Expiration Date, you will continue to hold your Notes and such Notes will continue to accrue interest in accordance with the terms thereof. Holders of Notes that are not validly tendered or that are validly withdrawn or that are not accepted by PHH can convert their Notes into Common Stock in accordance with the terms of the Notes.

The closing of the Offer is conditioned upon the satisfaction or waiver by PHH of certain conditions. See “Description of the Offer—Conditions to the Offer.” The settlement date (expected to be on or about June 18, 2015) in respect of any Notes that are validly tendered, that are not validly withdrawn and are accepted for exchange by PHH will occur promptly following the Expiration Date (the “Settlement Date”).

The Notes were offered and sold under a prospectus, dated January 10, 2012, pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-177723). The issuance of Common Stock upon exchange of the Notes pursuant to the Offer is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). The shares of Common Stock received by a tendering holder of Notes in connection with the Offer will be freely tradable under U.S. securities laws, unless such tendering holder of Notes is considered an “affiliate” of ours, as that term is defined in the Securities Act (namely, a person controlling, controlled by, or under common control with, the Company).

You should carefully consider the risk factors beginning on page 25 of this Offer to Exchange, the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 21 of this Offer to Exchange and the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and any risk factors discussed from time to time in our other SEC filings and reports, incorporated by reference herein, before you decide whether or not to participate in the Offer and, through participation in the Offer, make an investment in our Common Stock.

You must make your own decision whether to tender any Notes pursuant to this Offer to Exchange. None of PHH, PHH’s Board of Directors or executive officers, the Financial Advisor (as defined herein), the Exchange Agent or the Information Agent or any agent or other person makes any recommendation as to whether holders should tender the Notes for exchange pursuant to this Offer to Exchange.

Neither the Offer nor the Common Stock portion of the Offer Consideration has been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is unlawful and may be a criminal offense in the United States.

The Exchange Agent and the Information Agent for the Offer is Global Bondholder Services Corporation.

May 6, 2015

i

SUMMARY OF THE OFFER

This summary highlights some of the information contained, or incorporated by reference, in this Offer to Exchange to help you understand the Offer. It does not contain all of the information that may be important to you. You should carefully read this Offer to Exchange, including the information incorporated by reference into this Offer to Exchange, to understand fully the terms of the Offer, as well as the other considerations that may be important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 25, the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 21 and the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and any risk factors discussed from time to time in our other SEC filings and reports, incorporated by reference herein.

Unless stated otherwise, the discussion in this Offer to Exchange of our business includes the business of PHH Corporation and its subsidiaries. Unless otherwise indicated or the context otherwise requires, the terms “PHH,” “the Company,” “we,” “us” and “our” refer to PHH Corporation and its subsidiaries on a consolidated basis.

Offeror	PHH Corporation

Securities Subject to the Offer	6.00% Convertible Senior Notes due 2017 of PHH, of which $245.0 million aggregate principal amount was outstanding as of May 5, 2015.

The Offer

We are offering to exchange any and all outstanding Notes for the Offer Consideration per each $1,000 principal amount of Notes validly tendered and accepted of $1,125.00 in cash, plus accrued and unpaid interest from June 15, 2015 to, but excluding, the Settlement Date, and a number of shares of our Common Stock equal to the Exchange Ratio, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal.

The Exchange Ratio will be equal to the sum of the Daily Settlement Amounts for each VWAP Trading Day during the Observation Period. The Exchange Ratio will be rounded to the nearest fourth decimal place.

The “Daily Settlement Amount” means, for any VWAP Trading Day:

•                  1/25 multiplied by

•                  (i) 78.2014 shares of our Common Stock multiplied by the Daily VWAP for such VWAP Trading Day, minus (ii) 1,000, divided by

•                  the Daily VWAP for such VWAP Trading Day.

The “Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page PHH US <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the NYSE to the scheduled close of trading on the NYSE on such VWAP Trading Day or, if such volume-weighted average price is unavailable, the market value of one share of our Common Stock on such VWAP Trading Day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us; provided that, in the event that such price or market value is lower than $21.00, the Daily VWAP shall be

$21.00; and, provided further, that, in the event that such price or market value is higher than $28.00, the Daily VWAP shall be $28.00. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “Observation Period” means the 25 consecutive VWAP Trading Days beginning on the 24th VWAP Trading Day preceding the Expiration Date and ending on the Expiration Date.

“VWAP Trading Day” means a day during which (i) trading in our Common Stock generally occurs on the NYSE and (ii) there is no “VWAP market disruption event” (as defined in “Description of Notes—Conversion Rights—Payment upon Conversion”).

Holders may obtain information on the Daily VWAP with respect to our Common Stock and indicative Exchange Ratios throughout the Offer by calling the Information Agent at the toll-free number set forth on the back cover page of this Offer to Exchange. Throughout the Offer, an indicative Offer Consideration payable for the Notes pursuant to the Offer (including the Exchange Ratio) based on the Daily Settlement Amounts on the VWAP Trading Days that have passed since the commencement of the Offer, will be available at www.gbsc-usa.com/PHH and from the Information Agent, which may be contacted at its toll-free telephone number set forth on the back cover page of this Offer to Exchange.

See “Description of the Offer—Terms of the Offer” and “Description of the Offer—Exchange Ratio.”

Accrued and Unpaid Interest

As part of the Offer Consideration for validly tendered and accepted Notes, holders will receive accrued and unpaid interest from June 15, 2015 to, but excluding, the Settlement Date. No additional payments of interest will be made with respect to any Notes that are validly tendered and not validly withdrawn and are accepted by us.

Pursuant to the terms of the indenture relating to the Notes, a person in whose name Notes are registered at the close of business on June 1, 2015, being the record date with respect to the interest payable on the Notes on June 15, 2015 under the indenture, will be paid such interest, notwithstanding any tender of such Notes in the Offer. For information on the interest payment terms under the indenture, see “Description of Notes—Interest.”

Fractional Shares

Fractional shares will not be issued in this Offer. If, under the terms of this Offer to Exchange, a tendering holder is entitled to receive a fractional share (calculated on an aggregate basis for each tendering holder), we will calculate and pay to such tendering holder a cash adjustment in respect of such fraction (calculated to the nearest 1/100 of a share) in an amount equal to the same fraction of the Daily VWAP per share of our Common Stock on the Expiration Date.

Holders Eligible to Participate in the Offer	All holders of the Notes are eligible to participate in the Offer.

Market Value of the Notes

The Notes are not listed on any securities exchange. We cannot provide you with any information regarding any trading market or market value for the Notes. We urge you to obtain current market price information for the

Notes before deciding whether to participate in the Offer.

Common Stock Trading	Our Common Stock is listed on the NYSE under the symbol “PHH.” On May 5, 2015, the last reported sales price of our Common Stock on the NYSE was $24.70 per share.

We expect shares of our Common Stock issued pursuant to the Offer will be listed on the NYSE.

Expiration Date

The Offer will expire at 11:59 p.m., New York City time (the “Expiration Time”), on Monday, June 15, 2015, unless extended by us (such date, as the same may be extended, the “Expiration Date”). We, in our sole discretion, may extend the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Offer. If we decide to extend the Expiration Date, we will announce any extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date. See “Description of the Offer—Expiration Date” and “Description of the Offer—Extension, Termination or Amendment.”

Withdrawal

You may withdraw previously tendered Notes at any time before the Expiration Time on the Expiration Date. In addition, you may withdraw any tendered Notes if we have not accepted them for exchange within 40 business days from the commencement of the Offer on May 6, 2015.

Since the Exchange Ratio will be calculated and announced by us prior to 4:30 p.m., New York City time, on the Expiration Date, which we currently expect to be June 15, 2015, and the Offer will not expire earlier than 11:59 p.m., New York City time, on the Expiration Date, you will have approximately 7.5 hours following the determination of the Exchange Ratio to tender your Notes in the Offer or to withdraw your previously tendered Notes. See “Description of the Offer—Exchange Ratio” and “Description of the Offer—Withdrawal of Tenders.”

To withdraw previously tendered Notes, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “Description of the Offer—Withdrawal of Tenders.”

To withdraw previously tendered Notes after 5:00 p.m., New York City time, but on or prior to the Expiration Time, on the Expiration Date, DTC participants may follow the procedures for withdrawing Notes after such time described under “Description of the Offer—Withdrawal of Tenders.”

Settlement Date

The Settlement Date (expected to be June 18, 2015) of the Offer will be promptly following the Expiration Date. See “Description of the Offer—Acceptance of Notes for Exchange and Delivery of Offer Consideration.”

Purpose of the Offer

The purpose of the Offer is to reduce our outstanding indebtedness and interest expense. We are commencing the Offer at this time because, among other reasons, the premium at which the Notes have traded above par has declined materially and because the Notes represent our unsecured debt with the highest effective interest rate. We also believe the Offer can mitigate dilution that could result from the conversion of the tendered

Notes, particularly if we experience an increase in stock price from the continued successful execution of our re-engineering and growth actions. Although a successful Offer may result in unsecured debt levels below our targets, we believe the transaction is accretive to shareholders and provides a reasonable return on invested cash given current and projected liquidity needs. Following the Offer, as soon as we are legally permitted to do so, we intend to commence a $250 million open market share repurchase program, with the goal of completing the repurchases by March 31, 2016. Any open market share repurchases will be subject to market and business conditions, the trading price of our Common Stock and the nature of other investment opportunities.

Conditions to the Offer

The Offer is not conditioned on any minimum principal amount of the Notes being tendered in the Offer. Consummation of the Offer is conditioned upon the satisfaction or waiver of certain conditions, described in “Description of the Offer—Conditions to the Offer.” If any condition is not satisfied or waived, PHH may, in its sole discretion, terminate the Offer.

Amendment and Termination

We have the right to terminate or withdraw, in our sole discretion, the Offer at any time if the conditions to the Offer are not met by the Expiration Time on the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the Offer on or prior to the Expiration Time on the Expiration Date and (ii) to amend the terms of the Offer. In the event that the Offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Time on the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Notes pursuant to the Offer. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holders. See “Description of the Offer—Extension, Termination or Amendment.”

How to Tender Notes

The outstanding Notes are represented by a global certificate registered in the name of DTC. As a result, all holders of Notes electing to tender their Notes must do so pursuant to DTC’s book entry procedures. If you are a DTC participant, you may electronically transmit your acceptance through DTC’s Automated Tender Offer Program (the “ATOP”). See “Description of the Offer—Procedures for Tendering Notes.”

If you wish to tender your Notes and your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Notes on your behalf.

To tender Notes after 5:00 p.m., New York City time, but on or prior to the Expiration Time, on the Expiration Date, DTC participants may follow the procedures for tendering Notes after such time described under “Description of the Offer—Procedures for Tendering Notes.”

IF YOU HOLD YOUR NOTES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER SECURITIES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION TIME ON THE

EXPIRATION DATE. ACCORDINGLY, IF YOU WISH TO PARTICIPATE IN THE OFFER, YOU SHOULD CONTACT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AS SOON AS POSSIBLE IN ORDER TO DETERMINE THE TIMES BY WHICH YOU MUST TAKE ACTION IN ORDER TO PARTICIPATE IN THE OFFER. See “Description of the Offer—Procedures for Tendering Notes.”

For further information on how to tender Notes, contact the Exchange Agent at the telephone numbers set forth on the back cover page of this Offer to Exchange or consult your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

Risks of Failure to Tender

Notes not exchanged in the Offer will remain outstanding after the consummation of the Offer. If the Offer is consummated, the trading market, if any, for the remaining Notes may be less liquid and more sporadic, potentially resulting in a market price for the Notes that is lower or more volatile than that which had previously prevailed. For further description of the risks of failing to exchange your Notes, see “Risk Factors—Risks to Holder of Non-Tendered Notes.”

Risk Factors

Your decision to participate in the Offer, and to exchange the Notes for the Offer Consideration, including shares of our Common Stock, will involve risk. You should be aware of, and carefully consider, the risk factors set forth in “Risk Factors” beginning on page 25, the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 21 and the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and any risk factors discussed from time to time in our other SEC filings and reports, incorporated by reference herein, before deciding whether to participate in the Offer and, through participation in the Offer, make an investment in our Common Stock.

United States Federal Income Tax Consequences

For a summary of the principal U.S. federal income tax consequences of the Offer, see “U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Offer.

Exchange Agent and Information Agent

Global Bondholder Services Corporation is the Exchange Agent (“Exchange Agent”) and the Information Agent (“Information Agent”) for the Offer. Its address and telephone numbers are listed on the back cover page of this Offer to Exchange. See “Financial Advisor, Exchange Agent and Information Agent.”

Financial Advisor

We have retained Citigroup Global Markets Inc. as our exclusive financial advisor (the “Financial Advisor”) in connection with the Offer. We are paying the Financial Advisor customary fees for its services and have agreed to indemnify it for certain liabilities. The Financial Advisor’s compensation is in no way contingent on the results or the success of the Offer. The Financial Advisor has not been retained to, and will not, solicit acceptances of the Offer or make any recommendations with respect thereto. See “Financial Advisor, Exchange Agent and Information Agent.”

Expenses; Source of Funds	We will pay all of our fees and expenses in connection with the Offer. We intend to fund the cash portion of the Offer Consideration from cash on hand. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the Offer, except as set forth in the Letter of Transmittal.

Further Information

If you have questions regarding the procedures for tendering your Notes pursuant to this Offer to Exchange or require assistance in tendering your Notes, please contact the Exchange Agent. If you would like additional copies of this Offer to Exchange, PHH’s annual, quarterly, and current reports or other information that is incorporated by reference in this Offer to Exchange, please contact either the Information Agent or PHH’s Investor Relations Department. The contact information for PHH’s Investor Relations Department is set forth below:

PHH Corporation
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
Attention: Investor Relations
(856) 917-7118

The contact information for the Information Agent and the Exchange Agent is set forth on the back cover page of this Offer to Exchange. You may also contact your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

QUESTIONS AND ANSWERS ABOUT THE OFFER

These answers to questions that you may have as a holder of the Notes provide an overview of certain material information regarding the Offer that is included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the Offer and the other considerations that may be important to your decision about whether to participate in the Offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information regarding PHH, see the section of this Offer to Exchange entitled “Incorporation By Reference; Additional Information.”

Who is making the Offer?

PHH Corporation is making the Offer.

What securities are the subject of the Offer?

PHH is offering to exchange any and all of its 6.00% Convertible Senior Notes due 2017, of which $245.0 million aggregate principal amount was outstanding as of May 5, 2015. For more information on the Notes, see “Description of Notes.”

What will I receive pursuant to the Offer if I validly tender Notes for exchange and they are accepted by PHH?

A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by PHH pursuant to the Offer will receive for each $1,000 principal amount of such Notes the Offer Consideration of $1,125.00 in cash, plus accrued and unpaid interest on such Notes from June 15, 2015 to, but excluding, the Settlement Date, and a number of shares of our Common Stock equal to the Exchange Ratio upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal.

The Exchange Ratio will be calculated on the Expiration Date as the sum of the Daily Settlement Amounts for each VWAP Trading Day during the Observation Period. The Exchange Ratio will be rounded to the nearest fourth decimal place.

The “Daily Settlement Amount” means, for any VWAP Trading Day:

•                  1/25 multiplied by

•                  (i) 78.2014 shares of our Common Stock multiplied by the Daily VWAP for such VWAP Trading Day, minus (ii) 1,000, divided by

•                  the Daily VWAP for such VWAP Trading Day.

The “Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page PHH US <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the NYSE to the scheduled close of trading on the NYSE on such VWAP Trading Day or, if such volume-weighted average price is unavailable, the market value of one share of our Common Stock on such VWAP Trading Day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us; provided that, in the event that such price or market value is lower than $21.00, the Daily VWAP shall be $21.00; and, provided further, that, in the event that such price or market value is higher than $28.00, the Daily VWAP shall be $28.00. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “Observation Period” means the 25 consecutive VWAP Trading Days beginning on the 24th VWAP Trading Day preceding the Expiration Date and ending on the Expiration Date.

“VWAP Trading Day” means a day during which (i) trading in our Common Stock generally occurs on the NYSE and (ii) there is no “VWAP market disruption event” (as defined in “Description of Notes—Conversion Rights—Payment Upon Conversion”).

Holders may obtain information on the Daily VWAP with respect to our Common Stock and indicative Exchange Ratios throughout the Offer by calling the Information Agent at the toll-free number set forth on the back cover page of this Offer to Exchange. Throughout the Offer, an indicative Offer Consideration payable for the Notes pursuant to the Offer (including the Exchange Ratio) based on the Daily Settlement Amounts on the VWAP Trading Days that have passed since the commencement of the Offer, will be available at www.gbsc-usa.com/PHH and from the Information Agent, which may be contacted at its toll-free telephone number set forth on the back cover page of this Offer to Exchange. See “Description of the Offer—Terms of the Offer” and “Description of the Offer—Exchange Ratio.”

What aggregate principal amount of Notes is being sought in the Offer?

We are offering to purchase any and all of our outstanding Notes. As of May 5, 2015, $245.0 million aggregate principal amount of Notes was outstanding.

What is the maximum aggregate amount of cash that the Company may pay to noteholders pursuant to the Offer?

The maximum aggregate amount of cash that the Company may pay to noteholders pursuant to the Offer will not exceed $275,625,000, in addition to any accrued and unpaid interest from June 15, 2015 to, but excluding, the Settlement Date, and any cash paid in lieu of fractional shares of Common Stock to which any holder of Notes would be entitled pursuant to the terms of the Offer.

Will fractional shares be issued in the Offer?

Fractional shares will not be issued in this Offer. If, under the terms of this Offer to Exchange, a tendering holder is entitled to receive a fractional share (calculated on an aggregate basis for each tendering holder), we will calculate and pay to such tendering holder a cash adjustment in respect of such fraction (calculated to the nearest 1/100 of a share) in an amount equal to the same fraction of the Daily VWAP per share of our Common Stock on the Expiration Date.

When will I know the Exchange Ratio for the Offer?

We will calculate and announce the Exchange Ratio prior to 4:30 p.m., New York City time, on the Expiration Date (currently expected to be June 15, 2015, unless the Expiration Date is extended). Details regarding the Exchange Ratio will also be available by that time at www.gbsc-usa.com/PHH and from the Information Agent at its toll-free number set forth on the back cover page of this Offer to Exchange. The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to our Schedule TO that we have filed with the SEC relating to this Offer to Exchange.

Throughout the Offer, an indicative Offer Consideration payable for the Notes pursuant to the Offer (including the Exchange Ratio) based on the Daily Settlement Amounts on the VWAP Trading Days that have passed since the commencement of the Offer, will be available at www.gbsc-usa.com/PHH and from the Information Agent, which may be contacted at its toll-free telephone number set forth on the back cover page of this Offer to Exchange. See “Description of the Offer—Exchange Ratio.”

Will I have an opportunity to tender my Notes in the Offer, or withdraw previously tendered Notes, after the determination of the Exchange Ratio?

Yes. Since the Exchange Ratio will be calculated and announced by us by 4:30 p.m., New York City time, on the Expiration Date and the Offer will not expire earlier than 11:59 p.m., New York City time, on the Expiration Date, you will have approximately 7.5 hours following the determination of the Exchange Ratio to tender your

Notes in the Offer or to withdraw your previously tendered Notes. If the Expiration Date is extended, holders will have such additional time as may elapse between the 11:59 p.m., New York City time, on the previously scheduled Expiration Date and the new Expiration Date. See “Description of the Offer—Exchange Ratio” and “Description of the Offer—Withdrawal of Tenders.”

To tender or withdraw Notes after 5:00 p.m., New York City time, but on or prior to the Expiration Time, on the Expiration Date, DTC participants may follow the procedures for tendering Notes after such time described under “Description of the Offer—Procedures for Tendering Notes,” or the procedures for withdrawing Notes after such time described under “Description of the Offer—Withdrawal of Tenders,” as applicable.

If your Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Notes after 5:00 pm, New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a voluntary offering instructions form (in the case of a tender) or a notice of withdrawal (in the case of a withdrawal) to the Exchange Agent at its number set forth on the back cover page of this Offer to Exchange on your behalf on or prior to the Expiration Time on the Expiration Date, in accordance with the procedures described under “Description of the Offer—Procedures for Tendering Notes” or “Description of the Offer—Withdrawal of Tenders,” as applicable.

Why is PHH making the Offer?

The purpose of the Offer is to reduce our outstanding indebtedness and interest expense. We are commencing the Offer at this time because, among other reasons, the premium at which the Notes have traded above par has declined materially and because the Notes represent our unsecured debt with the highest effective interest rate. We also believe the Offer can mitigate dilution that could result from the conversion of the tendered Notes, particularly if we experience an increase in stock price from the continued successful execution of our re-engineering and growth actions. Although a successful Offer may result in unsecured debt levels below our targets, we believe the transaction is accretive to shareholders and provides a reasonable return on invested cash given current and projected liquidity needs. Following the Offer, as soon as we are legally permitted to do so, we intend to commence a $250 million open market share repurchase program, with the goal of completing the repurchases by March 31, 2016. Any open market share repurchases will be subject to market and business conditions, the trading price of our Common Stock and the nature of other investment opportunities.

Do I have a choice in whether to exchange my Notes?

Yes. Holders of Notes are not required to exchange their Notes pursuant to the Offer. All rights and obligations under the indenture pursuant to which Notes were issued will continue with respect to those Notes that remain outstanding after the Expiration Date. For example, payments of interest on such Notes will continue at the same rate and on the same schedule, and such Notes will continue to be convertible into shares of Common Stock upon the same terms, as prior to the Offer.

As at the date of this Offer to Exchange, the stock price condition (as defined in “Description of Notes—Conversion Rights—Conversion Based on Common Stock Price”), which allows holders of Notes to convert their Notes if the last reported sale price of our Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the Notes on each such trading day, was met with respect to the calendar quarter ending on March 31, 2015, of which PHH notified the holders of the Notes pursuant to the terms of the indenture relating to the Notes. Therefore, holders of the Notes are currently entitled to surrender their Notes for conversion pursuant to the terms of the indenture.

May I tender only a portion of the Notes that I hold?

Yes. You do not have to tender all of your Notes to participate in the Offer. You may choose to tender in the Offer all or any portion of the Notes that you hold.

Is PHH making a recommendation regarding whether I should tender my Notes pursuant to the Offer?

No. None of PHH, PHH’s Board of Directors or executive officers, the Financial Advisor, the Exchange Agent or the Information Agent or any agent or other person makes any recommendation as to whether holders should tender the Notes for exchange pursuant to the Offer. Accordingly, you must make your own determination as to whether to tender your Notes in the Offer and, if so, the principal amount of Notes to tender. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors” beginning on page 25, the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 21 and the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and any risk factors discussed from time to time in our other SEC filings and reports, incorporated by reference herein. We also urge you to consult your financial and tax advisors in making your own decisions as to what action, if any, to take in light of your own particular circumstances.

How does the Offer Consideration that I will receive if I validly tender Notes in the Offer compare to the amount of Common Stock that I would otherwise receive upon conversion of my Notes?

You have the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described under “Description of Notes—Conversion Rights,” to convert your Notes into cash and shares, if any, of our Common Stock at a conversion rate of 78.2014 shares of Common Stock per $1,000 principal amount of Notes. This is equivalent to a conversion price of approximately $12.79 per share of Common Stock. The conversion rate is subject to adjustment if certain events occur. As at the date of this Offer to Exchange, the stock price condition (as defined in “Description of Notes—Conversion Rights—Conversion Based on Common Stock Price”), which allows holders of Notes to convert their Notes if the last reported sale price of our Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the Notes on each such trading day, was met with respect to the calendar quarter ending on March 31, 2015, of which PHH notified the holders of the Notes pursuant to the terms of the indenture relating to the Notes. Therefore, holders of the Notes are currently entitled to surrender their Notes for conversion pursuant to the terms of the indenture.

A holder who validly tenders Notes in the Offer that are not validly withdrawn and are accepted for exchange by us will receive, for each $1,000 principal amount of validly tendered and accepted Notes, a number of shares of Common Stock equal to the Exchange Ratio, as well as $1,125.00 in cash, plus accrued and unpaid interest on such Notes from June 15, 2015 to, but excluding, the Settlement Date. The Exchange Ratio will be calculated on the Expiration Date as the sum of the Daily Settlement Amounts for each VWAP Trading Day during the Observation Period. The Exchange Ratio will be rounded to the nearest fourth decimal place.

See “Description of the Offer—Exchange Ratio” and “Description of Notes—Conversion Rights.”

Will I continue to receive interest payments on exchanged Notes?

No. As part of the Offer Consideration for validly tendered and accepted Notes, you will receive accrued and unpaid interest from June 15, 2015 to, but excluding, the Settlement Date. No additional payments of interest will be made with respect to any Notes that are validly tendered and not validly withdrawn and are accepted by us.

Pursuant to the terms of the indenture relating to the Notes, a person in whose name Notes are registered at the close of business on June 1, 2015, being the record date with respect to the interest payable on the Notes on June 15, 2015 under the indenture, will be paid such interest, notwithstanding any tender of such Notes in the Offer. For information on the interest payment terms under the indenture, see “Description of Notes—Interest.”

Which holders are eligible to participate in the Offer?

All holders of the Notes are eligible to participate in the Offer. See “Description of the Offer—Terms of the Offer.”

What is the current market value of the Notes?

The Notes are not listed on any securities exchange. We cannot provide you with any information regarding any trading market or market value for the Notes. We urge you to obtain current market price information for the Notes before deciding whether to participate in the Offer.

What is the current market value of the Common Stock?

Our Common Stock is listed on the NYSE under the symbol “PHH.” On May 5, 2015, the last reported sales price of our Common Stock on the NYSE was $24.70 per share. You should inform yourself regarding the market value of our Common Stock since May 5, 2015.

When does the Offer expire and how long do I have to decide?

The offer will expire at the Expiration Time on the Expiration Date, unless extended by us. We, in our sole discretion, may extend the Expiration Date for the Offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Offer. See “—Will I have an opportunity to tender my Notes in the Offer, or withdraw previously tendered Notes, after the determination of the Exchange Ratio?”, “Description of the Offer—Expiration Date” and “Description of the Offer—Extension, Termination or Amendment.”

Under what circumstances may I withdraw previously tendered Notes?

You may withdraw previously tendered Notes at any time before the Expiration Time on the Expiration Date. In addition, you may withdraw any Notes that you tender that are not accepted by us for exchange within 40 business days from the commencement of the Offer on May 6, 2015. To withdraw previously tendered Notes, you are required to submit a notice of withdrawal to the Exchange Agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “Description of the Offer—Withdrawal of Tenders.”

To withdraw previously tendered Notes after 5:00 p.m., New York City time, but on or prior to the Expiration Time, on the Expiration Date, DTC participants may follow the procedures for withdrawing Notes after such time described under “Description of the Offer—Withdrawal of Tenders.”

When will I receive my cash and shares of Common Stock if I participate in the Offer?

You will receive your cash and shares of Common Stock on the Settlement Date, which is expected to be June 18, 2015. See “Description of the Offer—Acceptance of Notes for Exchange and Delivery of Offer Consideration.”

Who will pay the fees and expenses in connection with the Offer? How will PHH fund the Offer?

We will pay all of our fees and expenses in connection with the Offer. We intend to fund the cash portion of the Offer Consideration from cash on hand. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the Offer, except as set forth in the Letter of Transmittal.

What are the conditions to the Offer?

The Offer is not conditioned on any minimum principal amount of the Notes being tendered in the Offer. Consummation of the Offer is conditioned upon the satisfaction or waiver of the conditions described in the section of this Offer to Exchange entitled “Description of the Offer—Conditions to the Offer.” PHH may waive the conditions of the Offer. If any condition is not satisfied or waived, PHH may, in its sole discretion, terminate the Offer. See “Description of the Offer—Conditions to the Offer.”

Under what circumstances may the Offer be amended or terminated?

PHH has the right to terminate or withdraw, in its sole discretion, the Offer at any time if the conditions to the Offer are not met by the Expiration Time on the Expiration Date. PHH reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the Offer on or prior to the Expiration Time on the Expiration Date and (ii) to amend the terms of the Offer. In the event that the Offer is terminated, withdrawn or otherwise not consummated on or prior to the Expiration Time on the Expiration Date, no consideration will be paid or become payable to holders who have properly tendered their Notes pursuant to the Offer. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holders. See “Description of the Offer—Extension, Termination or Amendment.”

How will I be notified if the Offer is extended or amended?

We will issue a press release or otherwise publicly announce any extension or amendment of the Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

How do I tender my Notes in response to the Offer?

The outstanding Notes are represented by a global certificate registered in the name of DTC. As a result, all holders of Notes electing to tender their Notes must do so pursuant to DTC’s book entry procedures. If you wish to tender your Notes and your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that registered holder promptly and instruct him, her or it to tender your Notes on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “Description of the Offer—Procedures for Tendering Notes.” For further information on how to tender Notes, contact the Exchange Agent at the telephone numbers set forth on the back cover page of this Offer to Exchange or consult your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold Notes with questions and requests for assistance.

May I tender my Notes by notice of guaranteed delivery?

No. There are no guaranteed delivery procedures applicable to the Offer and, accordingly, Notes may not be tendered by delivering a notice of guaranteed delivery. All tenders must be completed by the Expiration Time on the Expiration Date in order to be considered valid.

What risks should I consider in deciding whether or not to tender my Notes?

Your decision to participate in the Offer, and to exchange the Notes for the Offer Consideration, including shares of our Common Stock, will involve risk. You should be aware of, and carefully consider the risk factors set forth in “Risk Factors” beginning on page 25, the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 21 and the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and any risk factors discussed from time to time in our other SEC filings and reports, incorporated by reference herein, before deciding whether to participate in the Offer and, through participation in the Offer, make an investment in our Common Stock.

Notes not exchanged in the Offer will remain outstanding after the consummation of the Offer. If the Offer is consummated, the trading market, if any, for the remaining Notes may be less liquid and more sporadic, potentially resulting in a market price for the Notes that is lower or more volatile than that which had previously prevailed. For further description of the risks of failing to exchange your Notes, see “Risk Factors—Risks to Holders of Non-Tendered Notes.”

Will the Common Stock to be issued in the Offer be freely tradable?

Yes, as a general matter. The Common Stock you receive in the Offer will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act (namely a person controlling, controlled by or under common control with, the Company). Our Common Stock is listed on the NYSE under the symbol “PHH,” and we expect the shares of our Common Stock to be issued in the Offer to be approved for listing on the NYSE under the symbol “PHH” on or prior to the settlement of the Offer. For more information regarding the market for our Common Stock, see “Price Range of Common Stock and PHH’s Dividend Policy.”

What must I do to participate if my Notes are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Notes and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Notes on your behalf. You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your Notes, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Exchange Agent at its telephone numbers set forth on the back cover page of this Offer to Exchange.

IF YOU HOLD YOUR NOTES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER SECURITIES ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION TIME ON THE EXPIRATION DATE. ACCORDINGLY, IF YOU WISH TO PARTICIPATE IN THE OFFER, YOU SHOULD CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AS SOON AS POSSIBLE IN ORDER TO DETERMINE THE TIMES BY WHICH YOU MUST TAKE ACTION IN ORDER TO PARTICIPATE IN THE OFFER.

Tenders not completed on or prior to the Expiration Time on the Expiration Date will be disregarded and of no effect.

Are the Company’s financial condition and results of operations relevant to the decision to tender Notes for exchange in the Offer?

We believe that the price of our Common Stock and the Notes are closely linked to our financial condition and results of operations. For information about our financial condition and results of operations, see the section of this Offer to Exchange entitled “Capitalization” and the information incorporated by reference in this Offer to Exchange.

What are the principal U.S. federal income tax consequences of my participating in the Offer?

For a summary of the principal U.S. federal income tax consequences of participating in the Offer, see “U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Offer.

Who are the Information Agent and Exchange Agent and how may I contact them?

Global Bondholder Services Corporation is the Exchange Agent and the Information Agent for the Offer. Its address and telephone numbers are listed on the back cover page of this Offer to Exchange. See “Financial Advisor, Exchange Agent and Information Agent.”

Who is PHH’s Financial Advisor in connection with the Offer?

We have retained Citigroup Global Markets Inc. as our Financial Advisor in connection with the Offer. We are paying the Financial Advisor customary fees for its services and have agreed to indemnify it for certain liabilities. The Financial Advisor’s compensation is in no way contingent on the results or the success of the Offer.

The Financial Advisor has not been retained to, and will not, solicit acceptances of the Offer or make any recommendations with respect thereto. See “Financial Advisor, Exchange Agent and Information Agent.”

To whom may I direct questions regarding the Offer?

If you have questions regarding the procedures for tendering your Notes pursuant to this Offer to Exchange or require assistance in tendering your Notes, please contact the Exchange Agent. If you would like additional copies of this Offer to Exchange, PHH’s annual, quarterly, and current reports or other information that is incorporated by reference in this Offer to Exchange, please contact either the Information Agent or PHH’s Investor Relations Department. The contact information for PHH’s Investor Relations Department is set forth in the sections of this Offer to Exchange entitled “Summary of the Offer” and “Incorporation by Reference; Additional Information.” The contact information for the Information Agent and the Exchange Agent is set forth on the back cover page of this Offer to Exchange. You may also contact your broker, dealer, custodian bank, depository trust company or other nominee through whom you hold your Notes with questions and requests for assistance.

NOTICE TO INVESTORS

We are making the Offer to holders of Notes in reliance upon the exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. We will not pay or give, directly or indirectly, any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Notes. Our officers, directors and employees may solicit tenders from holders of our Notes and will answer inquiries concerning the Notes, but they will not be paid or given, directly or indirectly, additional compensation for soliciting tenders or answering any such inquiries.

NONE OF PHH, PHH’S BOARD OF DIRECTORS OR EXECUTIVE OFFICERS, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE FINANCIAL ADVISOR OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF NOTES SHOULD EXCHANGE NOTES FOR THE OFFER CONSIDERATION IN THE OFFER.

You should rely only on the information contained or incorporated by reference in this Offer to Exchange. The information contained in this Offer to Exchange is as of the date of this Offer to Exchange only and is subject to change, completion or amendment without notice. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this Offer to Exchange, including any information incorporated herein by reference, is accurate as of any date other than the date of this Offer to Exchange or the date of any such information incorporated herein by reference. Neither the delivery of this Offer to Exchange at any time, nor the Offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information contained or incorporated by reference in this Offer to Exchange or in our affairs since the date of this Offer to Exchange.

Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), PHH has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including exhibits and any amendments and supplements thereto, may be examined and copies may be obtained, at the same places and in the same manner as is set forth in “Incorporation by Reference; Additional Information.”

Neither the Offer nor the Common Stock portion of the Offer Consideration have been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is unlawful and may be a criminal offense in the United States.

We are not aware of any jurisdiction in the United States in which the making of the Offer is not in compliance with applicable law. If we become aware of any such jurisdiction in the United States in which the making of the Offer would not be in compliance with applicable law, we will make a reasonable good faith effort to comply with any such law. If, after such reasonable good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes in connection with the Offer be accepted from or on behalf of) the holders of Notes residing in such jurisdiction.

This Offer to Exchange does not constitute an offer to participate in the Offer to any person in any jurisdiction where it is unlawful to make such an offer. The Offer is being made on the basis of this Offer to Exchange and is subject to the terms described herein. Holders should not construe anything in this Offer to Exchange as legal, business or tax advice. Each holder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Offer under applicable legal investment or similar laws or regulations.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Offer or possesses or distributes this Offer to Exchange and must obtain any consent, approval or permission required by it for participation in the Offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

We reserve the right, in our sole discretion and subject to applicable laws, to amend, modify or, if the conditions described in this Offer to Exchange are not met, withdraw the Offer at any time and to reject any tender, in whole or in part.

This Offer to Exchange contains summaries with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to holders upon request to PHH.

OUR COMPANY

We were incorporated in 1953 as a Maryland corporation.  For periods between April 30, 1997 and February 1, 2005, we were a wholly owned subsidiary of Cendant Corporation (now known as Avis Budget Group, Inc.) and its predecessors that provided mortgage banking services, facilitated employee relocations and provided vehicle fleet management and fuel card services. On February 1, 2005, we began operating as an independent, publicly traded company pursuant to our spin-off from Cendant.

We are a leading non-bank mortgage originator and servicer of U.S. residential mortgage loans.  Through our wholly-owned subsidiary, PHH Mortgage Corporation and its subsidiaries (collectively, “PHH Mortgage”), we provide outsourced mortgage banking services to a variety of clients, including financial institutions and real estate brokers throughout the U.S. and are focused on originating, selling and servicing residential mortgage loans. Our business activities are organized and presented in two operating segments: Mortgage Production and Mortgage Servicing. Our Mortgage Production segment originates, purchases and sells mortgage loans through PHH Mortgage. Our Mortgage Servicing segment services mortgage loans originated by PHH Mortgage, purchases mortgage servicing rights from others and acts as a subservicer for certain clients that own the underlying servicing rights. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, incorporated by reference herein, for additional information on our business.

Effective on July 1, 2014, we sold all of the issued and outstanding equity interests of our Fleet Management Services business and related fleet entities (collectively the “Fleet business”) to Element Financial Corporation, an Ontario corporation for a purchase price of $1.4 billion. The Fleet business was focused on providing commercial fleet management services to corporate clients and government agencies throughout the U.S. and Canada which included fleet leasing services and additional services and products for vehicle maintenance, accident management, driver safety training and fuel cards. Upon the completion of the sale described above, the Fleet business was no longer a reportable segment.

We are a Maryland corporation. Our headquarters are located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, and the telephone number at this location is (856) 917-1744. Information about the Company is available on our website at www.phh.com. The contents of our websites are not incorporated by reference herein and are not deemed to be part of this Offer to Exchange.

Recent Developments

On May 6, 2015, we announced our unaudited financial results for the first quarter of 2015. Below are selected highlights of our performance in the first quarter of 2015.

•                  Net income attributable to PHH was $21 million or $0.40 per basic share, which includes a $65 million pre-tax favorable market-related fair value adjustment to our mortgage servicing rights (“MSRs”), net of derivative gains related to MSRs.

•                  We realized $11 million of operating benefits in the first quarter of 2015 compared to the first quarter of 2014 from our re-engineering activities, representing 20% of our target annualized operating benefits. We invested $9 million of operating expenses and $1 million of capital expenses in our re-engineering efforts and evaluation of select growth opportunities during the first quarter of 2015.

•                  We signed renegotiated contracts with clients representing approximately 50% of our total private label closing volume for the year ended December 31, 2014.

•                  Mortgage applications were $15.2 billion, representing a 46% increase from $10.4 billion in the first quarter of 2014. Interest rate lock commitments expected to close were $2.1 billion, representing a 22% increase from $1.8 billion in the first quarter of 2014.

•                  Total closings were $9.4 billion, representing a 27% increase from $7.4 billion in the first quarter of 2014. Purchase closings were $3.8 billion, representing a 6% increase from $3.6 billion in the first quarter of 2014. Total loan margin was 315 basis points (“bps”), representing a 24 bps increase from 291 bps in the first quarter of 2014.

For more information on our financial results in the first quarter of 2015, see our first quarter 2015 earnings release dated May 6, 2015. These results have not been audited or reviewed by our registered independent public accountants. Accordingly, no opinion or any other form of assurance can be provided with respect to this information. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period.

PURPOSE OF THE OFFER

The purpose of the Offer is to reduce our outstanding indebtedness and interest expense. We are commencing the Offer at this time because, among other reasons, the premium at which the Notes have traded above par has declined materially and because the Notes represent our unsecured debt with the highest effective interest rate. We also believe the Offer can mitigate dilution that could result from the conversion of the tendered Notes, particularly if we experience an increase in stock price from the continued successful execution of our re-engineering and growth actions. Although a successful Offer may result in unsecured debt levels below our targets, we believe the transaction is accretive to shareholders and provides a reasonable return on invested cash given current and projected liquidity needs. Following the Offer, as soon as we are legally permitted to do so, we intend to commence a $250 million open market share repurchase program, with the goal of completing the repurchases by March 31, 2016. Any open market share repurchases will be subject to market and business conditions, the trading price of our Common Stock and the nature of other investment opportunities.

USE OF SECURITIES ACQUIRED

The Notes exchanged in connection with the Offer will be retired and cancelled. PHH will not receive any cash proceeds from the Offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains or incorporates by reference documents containing forward-looking statements regarding future events and the future results of the Company that are based on management’s current expectations, estimates, projections, and assumptions about the Company’s business. Generally, forward-looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, such statements could be affected by general industry and market conditions. Forward-looking statements contained in this Offer to Exchange and documents incorporated by reference herein include, but are not limited to, statements concerning the following:

•                  the execution of our strategic priorities, including re-engineering our mortgage business, executing our growth strategies, executing our capital structure initiatives and our expectations regarding future operating benefits from the achievement of those priorities;

•                  other potential acquisitions, dispositions, partnerships, joint ventures and changes in product offerings to achieve disciplined growth in our franchise platforms and to optimize our mortgage business;

•                  our expectations of the impacts of regulatory changes on our businesses;

•                  future origination volumes and loan margins in the mortgage industry;

•                  our expectations regarding the impacts of the shift in our volume to a greater mix of subserviced loans, including the impacts on our earnings and potential benefits to our capital structure;

•                  our expectations around future losses from representation and warranty claims, and associated reserves and provisions;

•                  the impact of the adoption of recently issued accounting pronouncements on our financial statements; and

•                  our assessment of legal proceedings and associated reserves and provisions.

Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including, but not limited to, those discussed in “Risk Factors” beginning on page 25, and the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and any risk factors discussed from time to time in our other SEC filings and reports, incorporated by reference herein, including the factors described below:

•                  our ability to successfully re-engineer our mortgage business, re-negotiate our private label agreements, and implement changes to meet our operational and financial objectives;

•                  the effects of market volatility or macroeconomic changes on the availability and cost of our financing arrangements and the value of our assets;

•                  the effects of changes in current interest rates on our business and our financing costs;

•                  our decisions regarding the use of derivatives related to mortgage servicing rights, if any, and the resulting potential volatility of the results of operations of our business;

•                  the impact of changes in the U.S. financial condition and fiscal and monetary policies, or any actions taken or to be taken by the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System on the credit markets and the U.S. economy;

•                  the effects of any further declines in the volume of U.S. home sales and home prices, due to adverse economic changes or otherwise, on our business;

•                  the effects of any significant adverse changes in the underwriting criteria or existence or programs of government-sponsored entities, including Fannie Mae and Freddie Mac, including any changes caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other actions of the federal government;

•                  the ability to maintain our status as a government sponsored entity-approved seller and servicer, including the ability to continue to comply with the respective selling and servicing guides;

•                  the effects of changes in, or our failure to comply with, laws and regulations, including mortgage- and real estate-related laws and regulations, changes in the status of government sponsored-entities and changes in state, federal and foreign tax laws and accounting standards;

•                  the effects of any inquiries and investigations by attorneys general of certain states and the U.S. Department of Justice, the Bureau of Consumer Financial Protection, U.S. Department of Housing and Urban Development or other state or federal regulatory agencies related to our mortgage origination or servicing activities, any litigation related to our mortgage origination or servicing activities, or any related fines, penalties and increased costs;

•                  the ability to maintain our relationships with our existing clients, including our efforts to amend the terms of certain of our private label client agreements, and to establish relationships with new clients;

•                  the effects of competition in our business, including the impact of consolidation within the industry in which we operate and competitors with greater financial resources and broader product lines;

•                  the inability or unwillingness of any of the counterparties to our significant customer contracts or financing arrangements to perform their respective obligations under, or to renew on terms favorable to us, such contracts, or our ability to continue to comply with the terms of our significant customer contracts, including service level agreements;

•                  the impact of the failure to maintain our credit ratings, including the impact on our cost of capital and ability to incur new indebtedness or refinance our existing indebtedness, as well as on our current or potential customers’ assessment of our long-term stability;

•                  the ability to obtain alternative funding sources for our mortgage servicing rights, servicing advances or to obtain financing (including refinancing and extending existing indebtedness) on acceptable terms, if at all, to finance our operations or growth strategies, to operate within the limitations imposed by our financing arrangements and to maintain the amount of cash required to service our indebtedness and operate our business;

•                  any failure to comply with covenants or asset eligibility requirements under our financing arrangements;

•                  the effects of any failure in or breach of our technology infrastructure, or those of our outsource providers, or any failure to implement changes to our information systems in a manner sufficient to comply with applicable laws, regulations and our contractual obligations;

•                  the ability to attract and retain key employees; and

•                  any tender offers, exchange offers or other transactions similar to the Offer that we may undertake in the future, including share buy-backs.

Such forward-looking statements speak only as of the date of this Offer to Exchange or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Offer to Exchange. If we update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

We are “incorporating by reference” certain information we file with the SEC into this Offer to Exchange, which means that we may disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offer to Exchange. We incorporate by reference into this Offer to Exchange the documents listed below, which were filed with the SEC, and such documents form an integral part of this Offer to Exchange.

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•                  Current Reports on Form 8-K filed with the SEC on February 17, 2015, March 3, 2015 and May 6, 2015; and

•                  Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2015.

On May 6, 2015, we issued a press release announcing our financial results for the three month period ended March 31, 2015, which was filed as Exhibit 99.1 to our Current Report on Form 8-K, filed on May 6, 2015. We will file our Quarterly Report on Form 10-Q for the three month period ended March 31, 2015 with the SEC promptly following the press release mentioned above, which shall be deemed to be incorporated in this Offer to Exchange by reference. All other documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Offer to Exchange and prior to the termination of the Offer shall also be deemed to be incorporated in this Offer to Exchange by reference.

Any statement contained in this Offer to Exchange or in a document (or part thereof) incorporated by reference in this Offer to Exchange shall be considered to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained in this Offer to Exchange or in any other subsequently filed document (or part thereof) that is incorporated by reference in this Offer to Exchange modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offer to Exchange.

Copies of each of the documents incorporated by reference into this Offer to Exchange (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting the Information Agent, or PHH at the following addresses and telephone numbers:

Global Bondholder Services Corporation	PHH Corporation
65 Broadway — Suite 404	3000 Leadenhall Road
New York, New York 10006	Mt. Laurel, New Jersey 08054
Attn: Corporate Actions	Attention: Investor Relations
Bank and brokers call: (212) 430-3774	(856) 917-7118
All other call toll-free: (866) 924-2200

PHH is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and information statements and other information with the SEC. You may read and copy any document PHH files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. PHH’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services, and through our website at www.phh.com. The contents of our website are not incorporated by reference herein and are not deemed to be part of this Offer to Exchange.

RISK FACTORS

Your decision whether to participate in the Offer, and to exchange the Notes for the Offer Consideration will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein (including the risk factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including risk factors described therein under the caption “Risks Related to Our Company”, and any risk factors discussed from time to time in our other SEC filings and reports), before deciding whether to participate in the Offer.

Risks to Holders of Non-Tendered Notes

The following risks specifically apply to the extent a holder of Notes elects not to participate in the Offer.

There will be less liquidity in the market for non-tendered Notes, and the market prices for non-tendered Notes may therefore decline.

If the Offer is consummated, the aggregate principal amount of outstanding Notes will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Notes. An issue of securities with a small aggregate principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Notes that are not validly tendered in the Offer or are validly withdrawn may be adversely affected. The reduced float also may tend to make the trading prices of Notes that are not exchanged more volatile than those which had previously prevailed.

The trading price for the Notes that remain outstanding after the Offer will be affected by the trading price of our Common Stock.

Because the Notes are convertible into shares of our Common Stock, the trading price of the Notes is directly affected by factors affecting the trading price of our Common Stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our Common Stock or whether interest rates will rise or fall or whether our credit ratings will improve or decline in the future. The trading price of our Common Stock will be influenced by several factors, many of which are out of our control, including those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Risks to Holders of Common Stock Issued in The Offer

The following risks specifically apply only to holders of Common Stock issued in the Offer and should be considered, along with the other risk factors, by holders of the Notes.

The Offer Consideration does not reflect any independent valuation of the Notes or the Common Stock.

We have not obtained or requested, and do not intend to obtain or request, a valuation or fairness opinion from any banking or other firm as to the value or fairness of the Offer Consideration or the relative values of Notes and Offer Consideration. If you tender your Notes, you may or may not receive more than or as much value as if you choose to keep them.

By tendering Notes, you will lose the rights associated with those Notes.

If you validly tender and do not validly withdraw Notes in the Offer and we accept them for exchange, you will lose your rights as a holder of Notes, which are described in the sections of this Offer to Exchange entitled “Comparison of Rights of Holders of Notes and Holders of Common Stock” and “Description of Notes,” with respect to those Notes. For example, you will lose the right to receive interest at the annual rate of 6.00% of the principal amount of the Notes you tender.

The Offer may not be consummated.

We will not be obligated to complete the Offer under certain circumstances. If, in our sole discretion, any of the conditions to the Offer is not satisfied, we will not be obligated to accept any Notes tendered in the Offer. See “Description of the Offer—Conditions to the Offer” for a list of the conditions to the consummation of the Offer.

A holder of Notes participating in the Offer will become subject to all of the risks, uncertainties, and volatility faced by holders of the Common Stock, which may be different from or greater than those associated with holding the Notes.

A holder of Notes participating in the Offer will become subject to all of the risks and uncertainties associated with ownership of our Common Stock. The market price of our Common Stock can be subject to significant fluctuations due to a variety of factors, including those related to our business discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein. These risks may be different from or greater than those associated with holding the Notes. A holder exchanging Notes for Common Stock will forego the right to receive future interest payments on the Notes and to receive priority over the equity holders of PHH in the event that we become subject to a bankruptcy or similar proceeding. As such, a holder of Notes participating in the exchange may have greater exposure to the risks and uncertainties facing the Company generally.

During the pendency of the Offer, the market prices of the Notes and our Common Stock may be volatile.

During the pendency of the Offer, the market prices of the Notes and our Common Stock may be more volatile than might otherwise normally be the case. Holders of Notes may terminate all or a portion of any hedging arrangements they have entered into in respect of their Notes, which may lead to increased purchase or sale activity by or on behalf of such holders during the Offer. Such activity may lead to volatility in the price of our Common Stock, as well as in the price of our Notes or may lead to unusually high trading volumes during the period of the Offer.

Following the Offer, we may purchase any Notes that remain outstanding, and the terms of such purchases may be more or less favorable than those offered in the Offer.

Following completion of the Offer, we may purchase additional Notes that remain outstanding. Future purchases of Notes that remain outstanding after the Offer may be on terms that are more or less favorable than those offered in the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Notes outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Notes other than pursuant to the Offer until ten business days after the Expiration Date. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

The price of our Common Stock may fluctuate significantly, and you could lose all or part of your investment.

The price of our Common Stock on the NYSE constantly changes. Volatility in the market price of our Common Stock may prevent you from being able to sell your shares when you want or at prices you find attractive.

The market price of our Common Stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

•                  actual or anticipated fluctuations in our operating results;

•                  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•                  changes in laws and regulations which may affect our results of operations;

•                  the operating and stock performance of our competitors;

•                  announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•                  changes in interest rates;

•                  general domestic or international economic, market and political conditions and regulatory initiatives;

•                  additions or departures of key personnel; and

•                  future sales of our Common Stock, including sales of our Common Stock in short sales transactions.

In addition, the stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the trading price of our Common Stock, regardless of our actual operating performance.

The price of our Common Stock and our ability to raise funds in new stock offerings may be adversely affected by the issuance and sale of our Common Stock or equity-related securities, now and in the future.

Issuances or exchanges of significant amounts of our Common Stock or equity-related securities, or the perception that such sales will occur, could adversely affect prevailing trading prices of our Common Stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future issuances or exchanges of shares of our Common Stock or equity-related securities or the availability of shares of our Common Stock for future issuance or exchange will have on the trading price of our Common Stock.

The sale of substantial amounts of Common Stock, including the sale of Common Stock issued in the Offer, could cause the market price for our Common Stock to decline.

The sale of substantial amounts of our Common Stock, or the perception that such sales could occur, could cause the market price of our Common Stock to decline. Further, the increase in the number of shares of our Common Stock outstanding as a result of the Offer could reduce the amount of our earnings per share which may also negatively affect the market price of our Common Stock.

The Common Stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of Common Stock are equity interests. This means the shares of Common Stock will rank junior to any preferred stock that we may issue in the future, to our indebtedness and to all creditor claims and other non-equity claims against us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing and future indebtedness may restrict payment of dividends on the Common Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of Common Stock, (i) dividends are payable only when and if declared by our Board of Directors or a duly authorized committee of the Board and (ii) as a corporation, we are restricted from making dividend payments and redemption payments out of legally available assets. We have not declared or paid cash dividends on our Common Stock since we began operating as an independent, publicly traded company in 2005 and currently intend to utilize our excess cash to fund certain known or expected payments, including the cash portion of the Offer Consideration, to fund our working capital needs, and to maintain cash reserves for contingencies (see “Price Range of Common Stock and PHH’s Dividend Policy”). Further, the Common Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to shareholders generally.

Our existing convertible note series, any future issuances of securities convertible into our Common Stock and hedging activities may result in dilution of our stockholders or depress the trading price of our Common Stock.

The voting power and ownership percentage of our stockholders will be diluted and the trading price of our Common Stock could be substantially decreased if we issue any shares of our Common Stock or securities convertible into our Common Stock in the future, including the issuance of shares of Common Stock upon conversion of any existing convertible notes or the issuance of shares of Common Stock upon exercise or settlement of any outstanding share-based payment awards granted under our equity and incentive plans. In addition, the price of our Common Stock could also be negatively affected by possible sales of our Common Stock by investors who engage in hedging or arbitrage trading activity that we expect to develop involving our Common Stock following the issuance of the convertible notes.

We did not enter into a hedge transaction associated with the issuance of the Notes. Upon conversion of the Notes, the principal amount is payable in cash and to the extent the conversion value exceeds the principal amount of the converted Notes we are required to pay or deliver (at our election) (i) cash; (ii) shares of our Common Stock; or (iii) a combination of cash and shares of Common Stock. The increase in, and any further increases in, the trading price of our Common Stock since the issuance of those Notes, will result in a required cash payment upon conversion of the Notes or will result in a dilution of the voting power and ownership percentage of the Common Stock held by our existing shareholders, either of which may negatively affect the trading price of our Common Stock.  As of March 31, 2015, the Notes were eligible for conversion, and if all such Notes were converted as of such date, we would be required to settle the Note principal plus a premium of $218 million cash, 9.023 million shares of our Common Stock, or a combination thereof (at our election). A 10% increase in our stock price from the closing price of March 31, 2015, results in an increase in the required conversion premium of $46 million, or 0.922 million shares.

We also may issue shares of our Common Stock or securities convertible into our Common Stock in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to increase our capital, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. We cannot predict the size of future issuances of our Common Stock or securities convertible into our Common Stock or the effect, if any, that such future issuances might have to dilute the voting interests of our stockholders or otherwise on the market price for our Common Stock.

Our share repurchase programs may affect the market for our Common Stock, including affecting our share price or increasing share price volatility.

On June 26, 2014, our Board of Directors authorized up to $450 million in share repurchases, including $200 million of accelerated share repurchases (“ASR”) and up to $250 million in open market purchases over the twelve months following the completion of the ASR. The authorization requires that these programs expire no later than March 31, 2016. Repurchases of our Common Stock pursuant to these programs could affect our stock price and increase its volatility. The existence of share repurchase programs could also cause our stock price to be higher than it would be in the absence of such programs. Our share repurchase programs will utilize cash that we will not be able to use in other ways to grow our business.

In the third quarter of 2014 we entered into an aggregate of $200 million of ASR programs and initially retired approximately 6.963 million shares of our Common Stock under the programs.  In March 2015, at the completion of the ASR programs, we retired an additional 1.574 million shares of our Common Stock, bringing the total number of shares retired in these programs to approximately 8.537 million.

Although the Board of Directors has authorized an additional $250 million in share repurchases, we are not obligated to repurchase any specific dollar amount or to acquire any specific number of shares. The timing and amount of repurchases, if any, will depend upon several factors, including market and business conditions, the trading price of our Common Stock and other investment opportunities. The repurchase program may be limited, suspended or discontinued at any time without prior notice.

A change in control transaction or a fundamental change in our business may result in a number of significant cash outflows that could reduce the value of our business.  Further, certain provisions of our debt arrangements and the provisions of certain other agreements could discourage third parties from seeking to acquire us, could prevent or delay a transaction resulting in a change of control.

The net proceeds realized by our shareholders as the result of any change in control transaction or a fundamental change, may be negatively impacted as a result of required payments under our corporate term debt, certain tax impacts or the potential termination of certain client relationships (if consents or waivers are not obtained), among other consequences.

The terms of certain of our senior note and convertible note debt agreements and indentures contain provisions that require us to offer to repurchase, for cash, all or a portion of the outstanding notes upon a change of control or fundamental change, as defined in such indentures.  Further, a change of control or fundamental change may constitute an event of default under certain of our debt agreements, including our mortgage warehouse facilities. In addition, in the event of a make-whole fundamental change (as defined by the indentures governing our Notes), the conversion rate for the notes may, in some cases, be increased for a holder that elects to convert their notes in connection with such make-whole fundamental change.

We may need to obtain consents or waivers from the GSEs, state licensing agencies and certain clients or counterparties, in connection with certain change in control transactions. Additionally, the value of our Mortgage business could be reduced from any lost relationships and/or loss of our approved status as a Fannie Mae, Freddie Mac and Ginnie Mae approved seller/servicer in connection with certain change in control transactions. Our agreements with Fannie Mae and Freddie Mac require us to provide notice or obtain approvals or consents related to any change in control transaction. Our agreements with Realogy Group LLC, including the PHH Home Loans Operating Agreement, state that Realogy Group LLC may terminate PHH Home Loans if we effect a change in control transaction involving certain competitors or other third parties. In connection with such termination, we may be required to make a cash payment to Realogy Group LLC in an amount equal to: (i) PHH Home Loans’ trailing 12 months net income multiplied by the greater of (a) the number of years remaining in the first 12 years of the term of the agreement or (b) two years. In addition, beginning on February 1, 2015, Realogy Group LLC has the right, at any time, to give us two years notice of their intent to terminate their interest in PHH Home Loans, which would result in the termination of our other agreements with Realogy Group LLC, including the strategic relationship agreement.

In addition, agreements with some of our financial institution clients governing our private-label relationships provide our clients with the right to terminate their relationship with us if we complete certain change in control transactions with certain third parties. The need to obtain waivers or consents from our clients in connection with a change in control transactions or ability of certain of our counterparties to terminate their relationship with us may discourage certain third parties from seeking to acquire us or could reduce the amount of consideration they would be willing to pay to our stockholders in an acquisition transaction, or could otherwise reduce the value of the business when separated.

Provisions in our charter documents, the Maryland General Corporation Law, and New York insurance law may delay or prevent our acquisition by a third party.

Our charter and by-laws contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. These provisions include, among other things, advance notice for raising business or making nominations at meetings and “blank check” preferred stock. Blank check preferred stock enables our Board of Directors, without stockholder approval, to designate and issue additional series of preferred stock with such dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, as our Board of Directors may determine, including rights to dividends and proceeds in a liquidation that are senior to the Common stock.

We are also subject to certain provisions of the Maryland General Corporation Law which could delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their Common Stock or may otherwise be in the best interest of our stockholders. These include, among other provisions:

•                  the “business combinations” statute which prohibits transactions between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder; and

•                  the “control share” acquisition statute which provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.

Our by-laws contain a provision exempting any share of our capital stock from the control share acquisition statute to the fullest extent permitted by the Maryland General Corporation Law. However, our Board of Directors has the exclusive right to amend our by-laws and, subject to their fiduciary duties, and could at any time in the future amend the by-laws to remove this exemption provision.

In addition, we are registered as an insurance holding company in the state of New York as a result of our wholly owned subsidiary, Atrium Insurance Corporation. New York insurance law requires regulatory approval of a change in control of an insurer or an insurer’s holding company. Accordingly, there can be no effective change in control of us unless the person seeking to acquire control has filed a statement containing specified information with the New York state insurance regulators and has obtained prior approval. The measure for a presumptive change of control pursuant to New York law is the acquisition of 10% or more of the voting stock or other ownership interest of an insurance company or its parent. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change in control of us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

PRICE RANGE OF COMMON STOCK AND PHH’S DIVIDEND POLICY

The Common Stock of PHH is quoted on the NYSE under the symbol “PHH.” The following table sets forth, for the quarters indicated, the high and low closing sales price for our Common Stock.

	High	Low
2013 Fiscal Year
First Quarter	$23.90	$20.58
Second Quarter	22.13	18.82
Third Quarter	25.13	20.20
Fourth Quarter	26.76	21.95
2014 Fiscal Year
First Quarter	$27.13	$23.44
Second Quarter	26.02	20.98
Third Quarter	24.84	22.13
Fourth Quarter	24.71	21.66
2015 Fiscal Year
First Quarter	$25.27	$22.62
Second Quarter (through May 5)	$25.49	$24.23

On May 5, 2015, the last reported sales price of our Common Stock on the NYSE was $24.70 per share.

We have not declared or paid cash dividends on our Common Stock since we began operating as an independent, publicly traded company in 2005.  In 2014, we utilized the net proceeds from the sale of our Fleet business in 2014 and our existing excess cash to repay $435 million of the principal balance of our unsecured term debt and we have returned capital to shareholders through $200 million of accelerated share repurchase programs, as discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein. We maintain an unrestricted cash position to fund certain known or expected payments, to fund our working capital needs, and to maintain cash reserves for contingencies. We intend to utilize our excess cash above these key requirements to fund the cash portion of the Offer Consideration, and to grow the business and re-engineer the company as a stand-alone mortgage business. Following the Offer, as soon as we are legally permitted to do so, we intend to utilize a portion of excess cash to return capital to shareholders to fund up to $250 million in open-market share repurchases that have been authorized by our Board of Directors, subject to market and business conditions, the trading price of our Common Stock and other investment opportunities.

The declaration and payment of dividends in the future will be subject to the discretion of our Board of Directors and will depend upon many factors, including economic and market conditions, our financial condition and operating results, cash requirements, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints, investment opportunities at the time any such payment is considered, and other factors deemed relevant.

CAPITALIZATION

The following table is for illustrative purposes only, and the assumptions contained therein are not intended to indicate PHH’s expectations as to the level of participation in the Offer.

The following table sets forth as of December 31, 2014, on a consolidated basis:

•                  the actual capitalization of PHH;

•                  the capitalization of PHH on an as-adjusted basis to reflect the consummation of the Offer assuming the exchange of $245.0 million aggregate principal amount of Notes outstanding as of May 5, 2015 for approximately $275.6 million in cash (funded out of available cash) and approximately 9.24 million shares of Common Stock (with the Common Stock valued for purposes of this table at the closing price of the Common Stock on May 5, 2015 of $24.70).

This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this Offer to Exchange and PHH’s audited consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this Offer to Exchange.

	As of December 31, 2014
	Actual	As adjusted
	(in millions)
Cash and cash equivalents	$1,259	$983
Debt:
Committed warehouse facilities	$800	$800
Uncommitted warehouse facilities	—	—
Warehouse facilities	800	800
Servicing advance facility	108	108
Convertible notes due in 2017	216	—
Term notes due in 2019	275	275
Term notes due in 2021	340	340
Unsecured credit facilities	—	—
Unsecured debt	831	615
Total debt	1,739	1,523
Shareholders’ equity:
Preferred stock, $0.01 par value; 1,090,000 shares authorized, actual and as adjusted; none issued or outstanding as at December 31, 2014, actual and as adjusted	—	—
Common stock, $0.01 par value; 273,910,000 shares authorized, actual and as adjusted; 51,143,723 and 60,384,038 shares issued and outstanding at December 31, 2014, actual and as adjusted, respectively	1	1
Additional paid-in capital	989	969
Retained earnings	566	551
Accumulated other comprehensive (loss)	(11)	(11)
Total PHH Corporation Shareholders’ Equity	1,545	1,510
Noncontrolling Interest	26	26
Total shareholder’s equity	1,571	1,536
Total Capitalization	$3,310	$3,059

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables sets forth selected historical financial information for PHH on a consolidated basis that is derived from and should be read in conjunction with its: (i) audited financial statements for the fiscal years ended December 31, 2014, 2013 and 2012, which are incorporated by reference into this Offer to Exchange, and (ii) audited financial statements for the fiscal years ended December 31, 2011 and 2010, which are not incorporated by reference into this Offer to Exchange. The historical financial information presented may not be indicative of our future performance.

In 2014, the Company sold its Fleet business. The results of the Fleet business are presented as discontinued operations in the Consolidated Statements of Operations, and have been excluded from continuing operations and segment results for all periods presented.

The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in conjunction with our financial statements and the corresponding notes, which are incorporated by reference in this Offer to Exchange.

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(In millions, except per share data)
Consolidated Statements of Operations
REVENUES
Origination and other loan fees	$231	$307	$346	$295	$291
Gain on loans held for sale, net	264	575	942	567	635
Net loan servicing income (loss)	210	430	(53)	(280)	(12)
Net interest expense	(88)	(115)	(121)	(87)	(72)
Other income	22	3	12	73	4
Net revenues	639	1,200	1,126	568	846

Total expenses	923	1,060	1,140	857	806

Net income (loss) attributable to PHH Corporation	81	135	34	(127)	48

Basic earnings (loss) per share attributable to PHH Corporation	$1.47	$2.36	$0.60	$(2.26)	$0.87
Diluted earnings (loss) per share attributable to PHH Corporation	1.47	2.06	0.60	(2.26)	0.86

Consolidated Balance Sheets
ASSETS
Cash and cash equivalents	$1,259	$1,126	$758	$392	$176
Mortgage loans held for sale	915	834	2,174	2,658	4,329
Mortgage servicing rights	1,005	1,279	1,022	1,209	1,442
Total assets	4,296	8,853	9,605	9,779	11,267
LIABILITIES
Unsecured debt	$831	$1,249	$1,156	$1,339	$1,212
Asset-backed debt	908	775	1,941	2,457	3,807
Total liabilities	2,725	7,163	8,043	8,318	9,689
PHH Corporation stockholders’ equity	1,545	1,666	1,526	1,442	1,564

The book value per share of Common Stock as of December 31, 2014 (calculated as total shareholders’ equity divided by the number of (basic) shares of Common Stock outstanding on that date) was $30.21.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for PHH and its consolidated subsidiaries for the periods indicated.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Earnings available to cover fixed charges:
(Loss) income from continuing operations before income taxes	$(284)	$140	$(14)	$(289)	$40
Adjustments for equity method investments	1	(3)	2	(2)	—
Fixed charges	137	192	218	207	188
Total	$(146)	$329	$206	$(84)	$228

Fixed charges:
Interest expense(1)	$130	$185	$212	$201	$182
Estimated interest portion of net rental expense(2)	7	7	6	6	6
Total	$137	$192	$218	$207	$188

Ratio of earnings to fixed charges(3)	—	1.71	—	—	1.21
Coverage deficiencies	$283	$—	$12	$291	$—

(1) Consists of interest expense on all indebtedness including amortization of deferred financing costs.

(2) One-third of rental expense net of income from subleases is deemed an appropriate representative of the interest rate factor.

(3) The ratio of earnings to fixed charges was less than 1:1 for the years ended December 31, 2014, 2012 and 2011 which was primarily driven by unfavorable market-related fair value adjustments to our mortgage servicing rights.

DESCRIPTION OF THE OFFER

Terms of the Offer

Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal, we are offering to exchange each $1,000 principal amount of Notes validly tendered and accepted for the Offer Consideration of $1,125.00 in cash, plus accrued and unpaid interest on such Notes from June 15, 2015 to, but excluding, the Settlement Date, and a number of shares of our Common Stock based on the Exchange Ratio.

We are making the Offer to holders of Notes in reliance upon the exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Notes. Our officers, directors and employees may solicit tenders from holders of our Notes and will answer inquiries concerning the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries. For a discussion regarding whether Common Stock received by a holder of Notes pursuant to the Offer would be freely tradable or a “restricted security” under U.S. securities laws, see “Questions and Answers About the Offer.”

Holders of Notes may elect to tender or not tender their Notes in the Offer; holders do not have appraisal rights relating to the Offer. We expect shares of our Common Stock issued pursuant to the Offer will be listed on the NYSE.

You must make your own decision whether to tender any Notes pursuant to this Offer to Exchange. None of PHH, PHH’s Board of Directors or executive officers, the Financial Advisor, the Exchange Agent or the Information Agent or any agent or other person makes any recommendation as to whether holders should tender the Notes for exchange pursuant to this Offer to Exchange. You should consult your own tax, legal, financial and accounting advisors prior to making your decision whether to tender any Notes pursuant to this Offer to Exchange.

Pursuant to the terms of the indenture relating to the Notes, a person in whose name Notes are registered at the close of business on June 1, 2015, being the record date with respect to the interest payable on the Notes on June 15, 2015 under the indenture, will be paid such interest, notwithstanding any tender of such Notes in the Offer. For information on the interest payment terms under the indenture, see “Description of Notes—Interest.”

Exchange Ratio

A holder who validly tenders Notes that are not validly withdrawn and are accepted for exchange by PHH pursuant to the Offer will receive for each $1,000 principal amount of such Notes the Offer Consideration of $1,125.00 in cash, plus accrued and unpaid interest on such Notes from June 15, 2015 to, but excluding, the Settlement Date, and a number of shares of our Common Stock equal to the Exchange Ratio upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal.

The Exchange Ratio will be equal to the sum of the Daily Settlement Amounts for each VWAP Trading Day during the Observation Period. The Exchange Ratio will be rounded to the nearest fourth decimal place.

The “Daily Settlement Amount” means, for any VWAP Trading Day:

•                  1/25 multiplied by

•                  (i) 78.2014 shares of our Common Stock multiplied by the Daily VWAP for such VWAP Trading Day, minus (ii) 1,000, divided by

•                  the Daily VWAP for such VWAP Trading Day.

The “Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page PHH US <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the NYSE to the scheduled close of trading on the NYSE on such VWAP Trading Day or, if such volume-weighted average price is unavailable, the market value of one share of our Common Stock on such VWAP Trading Day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us; provided that, in the event that such price or market value is lower than $21.00, the Daily VWAP shall be $21.00; and, provided further, that, in the event that such price or market value is higher than $28.00, the Daily VWAP shall be $28.00. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “Observation Period” means the 25 consecutive VWAP Trading Days beginning on the 24th VWAP Trading Day preceding the Expiration Date and ending on the Expiration Date.

“VWAP Trading Day” means a day during which (i) trading in our Common Stock generally occurs on the NYSE and (ii) there is no “VWAP market disruption event” (as defined in “Description of Notes—Conversion Rights—Payment Upon Conversion”).

Holders may obtain information on the Daily VWAP with respect to our Common Stock and indicative Exchange Ratios throughout the Offer by calling the Information Agent at the toll-free number set forth on the back cover page of this Offer to Exchange.

For purposes of illustration, the table below indicates the Offer Consideration with respect to each Note based on the formula for the Exchange Ratio described above and assuming a range of Daily VWAP as indicated in the left-hand column. The actual Daily VWAP may be higher or lower than the assumed Daily VWAP below.

Daily VWAP(1)	VWAP Used in Calculation	Total Offer Consideration(2)	Cash(3)	Shares of Common Stock (i.e., the Exchange Ratio)(2)
$18.00	$21.00	$1,675.48	$1,125.00	30.5824
$19.00	$21.00	$1,706.06	$1,125.00	30.5824
$20.00	$21.00	$1,736.65	$1,125.00	30.5824
$21.00	$21.00	$1,767.23	$1,125.00	30.5824
$22.00	$22.00	$1,845.43	$1,125.00	32.7469
$23.00	$23.00	$1,923.63	$1,125.00	34.7231
$24.00	$24.00	$2,001.83	$1,125.00	36.5347
$25.00	$25.00	$2,080.04	$1,125.00	38.2014
$26.00	$26.00	$2,158.24	$1,125.00	39.7399
$27.00	$27.00	$2,236.44	$1,125.00	41.1644
$28.00	$28.00	$2,314.64	$1,125.00	42.4871
$29.00	$28.00	$2,357.13	$1,125.00	42.4871
$30.00	$28.00	$2,399.61	$1,125.00	42.4871
$31.00	$28.00	$2,442.10	$1,125.00	42.4871
$32.00	$28.00	$2,484.59	$1,125.00	42.4871

(1) Assumes for illustrative purposes a constant Daily VWAP on each VWAP Trading Day during the Observation Period.

(2) The total indicative Offer Consideration is calculated by adding the cash component of the Offer Consideration set forth in the fourth column of the table to the value of the shares of Common Stock set forth in the last column of the table, determined based on the assumed Daily VWAP set forth in the first column of the table. Fractional shares of our Common Stock will not be issued. Cash will be paid in lieu of fractional shares based upon the Daily VWAP. The cash component of the Offer Consideration reflected in the table does not include cash in respect of any fractional shares.

(3) Cash component of the Offer Consideration will also include accrued and unpaid interest from June 15, 2015 to, but excluding, the Settlement Date.

The Exchange Ratio will be fixed by 4:30 p.m., New York City time, on the Expiration Date (currently expected to be June 15, 2015, unless the Expiration Date is extended), on the basis of the formula set forth above, and announced prior to that time. Details regarding the Exchange Ratio will also be available by that time at www.gbsc-usa.com/PHH and from the Information Agent, which may be contacted at its toll-free telephone number set forth on the back cover page of this Offer to Exchange. The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the SEC relating to this Offer to Exchange. Notes that are validly tendered, not validly withdrawn and accepted in the Offer will be retired and cancelled.

Throughout the Offer, an indicative Offer Consideration payable for the Notes pursuant to the Offer (including the Exchange Ratio) based on the Daily Settlement Amounts on the VWAP Trading Days that have passed since the commencement of the Offer, will be available at www.gbsc-usa.com/PHH and from the Information Agent, which may be contacted at its toll-free telephone number set forth on the back cover page of this Offer to Exchange.

Fractional Shares

Fractional shares will not be issued in this Offer. If, under the terms of this Offer to Exchange, a tendering holder is entitled to receive a fractional share (calculated on an aggregate basis for each tendering holder), we will calculate and pay to such tendering holder a cash adjustment in respect of such fraction (calculated to the nearest 1/100 of a share) in an amount equal to the same fraction of the Daily VWAP per share of our Common Stock on the Expiration Date.

Expiration Date

For purposes of the Offer, the term “Expiration Date” means Monday, June 15, 2015, and the term “Expiration Time” means 11:59 p.m., New York City time, subject to our right to extend that date and time with respect to the Offer in our absolute discretion, in which case the Expiration Date and the Expiration Time mean the latest date and time, respectively, to which the Offer is extended. Any extension, amendment, waiver or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as provided below.

Extension, Termination or Amendment

We have the right to terminate or withdraw the Offer, in our sole discretion, if the conditions to the Offer set forth under “—Conditions to the Offer” are not met prior to the Expiration Time on the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the Offer on or prior to the Expiration Time on the Expiration Date and (ii) to amend the terms of the Offer.

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law at any time prior to 9:00 a.m. New York City time, on the first business day after the previously scheduled Expiration Date. During any extension of the Offer, all Notes previously tendered and not withdrawn will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for exchange by us. See also “—Announcements.”

Any waiver, amendment or modification of the Offer will apply to all Notes tendered pursuant to the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a decrease in percentage of Notes sought, as discussed below) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

•                  adjust the pricing formula for the Offer Consideration;

•                  otherwise increase or decrease the Offer Consideration to be paid for the Notes; or

•                  decrease the principal amount of Notes we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described below. The calculation of the Exchange Ratio on the basis of the formula described above with respect to the Offer will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

We may terminate or withdraw, in our sole discretion, the Offer at any time if any condition is not satisfied on or after the Expiration Time on the Expiration Date. In any such event, the Notes previously tendered pursuant to the Offer will be promptly returned to the tendering holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the Offer. During any extension, and irrespective of any amendment to the Offer, all Notes previously tendered and not validly withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the Offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Status of Common Stock under the Securities Act

Our Common Stock is listed on the NYSE under the symbol “PHH,” and we expect the shares of our Common Stock to be issued in the Offer to be approved for listing on the NYSE under the symbol “PHH” on or prior to the settlement of the Offer. Generally, the Common Stock you receive in the Offer may be offered for resale, resold and otherwise transferred without further registration under the Securities Act and without delivery of a prospectus meeting the requirements of Section 10 of the Securities Act, unless you are considered an “affiliate” as that term is defined in the Securities Act. Any holder who is our affiliate at the time of the exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resales, unless such sale or transfer is made pursuant to an exemption from such requirements and the requirements under applicable state securities laws. For more information regarding the market for our Common Stock, see “Price Range of Common Stock and PHH’s Dividend Policy.”

Acceptance of Notes for Exchange and Delivery of Offer Consideration

On the Settlement Date, the Exchange Agent will tender to us the aggregate principal amount of Notes validly tendered for exchange in the Offer (and not validly withdrawn) whereupon we will (i) deliver to the Exchange Agent for delivery to tendering holders of the Notes the aggregate cash portion of the Offer Consideration deliverable to tendering holders pursuant to the terms of the Offer and (ii) cause the Transfer Agent (as defined herein) to deliver the number of shares of Common Stock into which the Notes tendered are exchangeable in satisfaction of the shares of Common Stock the tendering holders are entitled to receive upon exchange of their Notes.

We will issue the Common Stock and cause it to be delivered, upon the terms of the Offer and applicable laws, upon exchange of Notes validly tendered and not validly withdrawn in the Offer promptly after the Expiration

Date and our acceptance of the validly tendered Notes. For purposes of the Offer, we will be deemed to have accepted for exchange validly tendered Notes or defectively tendered Notes with respect to which we have waived such defect, when, as and if we give written notice of such acceptance to the Exchange Agent.

Computershare Trust Company, N.A. will act as your agent (the “Transfer Agent”) for the purpose of receiving Common Stock from us and transmitting such Common Stock to you. Tendered Notes accepted in the Offer will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled. Tendering holders will receive the Offer Consideration for the Notes accepted for exchange.

In all cases, issuance of shares of Common Stock for Notes accepted for exchange by us pursuant to the Offer will be made on the Settlement Date and will be credited by the Transfer Agent to the appropriate account at DTC, subject to receipt by the Exchange Agent of:

•                  timely confirmation of a book-entry transfer of the Notes into the Exchange Agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering Notes” below;

•                  a properly transmitted Letter of Transmittal or an agent’s message (as defined herein) in lieu thereof; and

•                  any other documents required by the Letter of Transmittal.

If the conditions to the Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered Notes at the Expiration Date and after we receive validly completed and duly executed Letters of Transmittal or agent’s messages or any other documents required by the Letter of Transmittal with respect to any and all of the Notes validly tendered and not validly withdrawn for exchange at such time, by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of Notes validly tendered and not validly withdrawn under the Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue and pay the Offer Consideration or return the Notes deposited thereunder promptly after termination or withdrawal of the Offer), or to terminate the Offer and not accept for exchange any Notes not previously accepted, (i) if any of the conditions to the Offer shall not have been satisfied or validly waived by us, or (ii) in order to comply in whole or in part with any applicable law. In all cases, the Offer Consideration for Notes validly tendered and not validly withdrawn pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (1) timely book-entry confirmation (as defined herein) of the Notes into the Exchange Agent’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) or an agent’s message in lieu thereof and (3) any other documents required by the Letter of Transmittal.

If, for any reason whatsoever, acceptance for exchange of any Notes validly tendered and not validly withdrawn pursuant to the Offer is delayed (whether before or after our acceptance for exchange of the Notes) or we extend the Offer or are unable to accept for exchange the Notes validly tendered and not validly withdrawn pursuant to the Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain validly tendered Notes and those Notes may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” below.

We will pay or cause to be paid all transfer taxes with respect to the acceptance of any Notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” in the Letter of Transmittal has been completed, as described in the instructions thereto.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted Notes or otherwise.

Market and Trading Information

The Notes are not listed on any securities exchange. We cannot provide you with any information regarding any trading market or market value for the Notes. We urge you to obtain current market price information for the Notes before deciding whether to participate in the Offer.

Procedures for Tendering Notes

General

In order to participate in the Offer, you must validly tender your Notes to the Exchange Agent as described below. It is your responsibility to validly tender your Notes.

We have not provided guaranteed delivery procedures in conjunction with the Offer. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Time on the Expiration Date. Accordingly, if you wish to participate in the Offer, you should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which you must take action in order to participate in the Offer. Tenders not completed on or prior to the Expiration Time on the Expiration Date will be disregarded and of no effect.

We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Notes may be tendered and accepted for payment only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

If you hold Notes in physical, certificated form, you will need to deposit such Notes into DTC in order to participate in the Offer. If you need assistance doing so, please contact the Information Agent whose address and telephone numbers are located on the back cover page of this Offer to Exchange.

If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes in the Offer. Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf. Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Notes through its DTC account to tender those Notes in the Offer to the Exchange Agent at or prior to the Expiration Time on the Expiration Date.

If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf at or prior to the Expiration Time on the Expiration Time on the Expiration Date. You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

How to Tender if You Are a DTC Participant

To participate in the Offer, a DTC participant must:

•                  comply with the ATOP procedures of DTC described below; or

•                  (i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Exchange Agent on or prior to the Expiration Time on the Expiration Date, and (iv) ensure that the Exchange Agent receives, on or prior to the Expiration Time on the Expiration Date, a timely book-entry confirmation of such Notes into the Exchange Agent’s account at DTC according to the procedure for book-entry transfer described below.

An agent’s message or the Letter of Transmittal should be delivered only to the Exchange Agent. The Exchange Agent will not accept any tender materials other than the Letter of Transmittal or an agent’s message.

By tendering Notes pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us. In all cases, you should allow sufficient time to assure delivery to the Exchange Agent on or prior to the Expiration Time on the Expiration Date.

Tendering through DTC’s ATOP

The Exchange Agent will establish an account at DTC with respect to the Notes for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Notes by causing DTC to transfer such Notes into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer.

To effectively tender Notes, DTC participants may until 5:00 p.m., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Offer through ATOP, and DTC will then verify the acceptance of the Offer, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent for its acceptance. The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.” Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such agent’s message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Exchange and the Letter of Transmittal, and that we may enforce such agreement against such participant.

If you desire to tender your Notes on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

To tender Notes after 5:00 p.m., New York City time, but on or prior to the Expiration Time, on the Expiration Date, DTC participants may complete and sign a voluntary offering instruction form and deliver it via facsimile to the Exchange Agent at the facsimile number shown on the back cover page of this Offer to Exchange. The voluntary offering instructions form is available at www.gbsc-usa.com/PHH and is filed as Exhibit (a)(1)(E) to the Schedule TO that we have filed with the SEC relating to this Offer to Exchange. Immediately after delivering the voluntary offering instructions form, a DTC participant should telephone the Exchange Agent at its toll-free telephone number set forth on the back cover page of this Offer to Exchange to confirm receipt and determine if any further action is required.

If your Notes are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Notes after 5:00 p.m., New York City time, but on or prior to the Expiration Time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a voluntary offering instruction form to the Exchange Agent at its number on the back cover page of this Offer to Exchange on your behalf on or prior to the Expiration Time on the Expiration Date, in accordance with the procedures described above.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of Notes tendered thereby, by executing and delivering a Letter of Transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you (i) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Notes tendered thereby and (ii) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Notes), with full power coupled with an interest, to:

•                  transfer ownership of the Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•                  present the Notes for transfer on the relevant security register; and

•                  receive all benefits or otherwise exercise all rights of beneficial ownership of the Notes, all in accordance with the terms of the Offer.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any Notes determined by us not to be in proper form, or if the acceptance of, or exchange of, such Notes may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions to the Offer that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent, the Information Agent, the Financial Advisor and any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Notes or will incur any liability for failure to give any such notification. Please send all materials to the Exchange Agent and not to us or the Information Agent.

Withdrawal of Tenders

You may validly withdraw Notes that you tender at any time prior to the Expiration Time on the Expiration Date. In addition, you may withdraw any tendered Notes if we have not accepted them for exchange within 40 business days from the commencement of the Offer on May 6, 2015. You may also validly withdraw Notes that you tender if the Offer is terminated without any Notes being accepted or as required by applicable law. If such a termination occurs, the Notes will be returned to the tendering holder promptly.

If you withdraw Notes, you will have the right to re-tender them prior to the Expiration Time on the Expiration Date in accordance with the procedures described above for tendering outstanding Notes. A holder who validly withdraws previously tendered Notes prior to the Expiration Time on the Expiration Date and does not validly re-tender Notes prior to the Expiration Time on the Expiration Date will not receive the Offer Consideration. A holder of Notes who validly withdraws previously tendered Notes prior to the Expiration Time on the Expiration Date and validly re-tenders Notes prior to the Expiration Time on the Expiration Date and whose Notes are accepted in connection with the Offer to Exchange will receive the Offer Consideration.

If you have tendered Notes, you may withdraw those Notes by delivering a written notice of withdrawal, subject to the limitations described herein, prior to the Expiration Time on the Expiration Date or, if your Notes are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the Offer. To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via DTC must:

•                  be received by the Exchange Agent at the address specified on the back cover page of this Offer to Exchange prior to the Expiration Time on the Expiration Date (or, if your Notes are not previously accepted by us for exchange, after the expiration of 40 business days after the commencement of the Offer);

•                  specify the name of the holder of the Notes to be withdrawn;

•                  contain the description of the Notes to be withdrawn, the number of the account at the DTC from which the Notes were tendered and the amount of Notes; and

•                  be signed by the holder of the Notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the holder register the transfer of the Notes into the name of the person withdrawing the Notes.

If you tendered your Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

If you tendered Notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Notes after 5:00 p.m., New York City time, but on or prior to the Expiration Time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal form to the Exchange Agent at its number on the back cover page of this Offer to Exchange on your behalf on or prior to the Expiration Time on the Expiration Date.

If the Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject the defective tender of Notes as invalid and ineffective. If we waive our rights to reject a defective tender of Notes, subject to the other terms and conditions set forth in this Offer to Exchange and accompanying Letter of Transmittal, you will be entitled to the Offer Consideration.

Conditions to the Offer

The Offer is not conditioned on any minimum principal amount of the Notes being tendered in the Offer. Notwithstanding any other provisions of the Offer, the Offer is subject to the following conditions:

•                  there shall not have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall not have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Offer, (c) would materially impair the contemplated benefits of the Offer to us or be material to holders of Notes in deciding whether to accept the Offer;

•                  no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

•                  there shall not have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, would or might result in any of the consequences referred to in the first bullet point of this section;

•                  the trustee under the indenture relating to the Notes shall not have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Offer or conflict with our obligations under the indenture or shall not have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or the acceptance of, or payment for, some or all of the Notes pursuant to the Offer;

•                  there has not occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on May 6, 2015, a material acceleration or worsening thereof;

•                  there has not occurred any change or development, including a prospective change or development, in our business, financial condition, assets, income, operations, prospects or stock ownership (or that of our subsidiaries) that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on us or our subsidiaries, the market price of the Notes or the value of the Notes to us; or

•                  a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination, strategic transaction or other similar transaction with or involving us or any subsidiary, has not been proposed, announced or made by us or any person or has not been publicly disclosed.

We will not be required to accept for exchange, or to exchange, Notes validly tendered (and not validly withdrawn) pursuant to the Offer, and, in our sole discretion, may terminate, amend or extend the Offer or delay or refrain from accepting for exchange, or exchanging, the Notes or transferring the Offer Consideration to the holders, if any of the above conditions are not met.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our sole discretion. In addition, we may terminate the Offer if any condition is not satisfied in our reasonable judgment on or after the Expiration Time on the Expiration Date. Under the Offer, if any of these conditions are not met, subject to the termination rights described above, we may (i) return Notes tendered thereunder to you, (ii) extend the Offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all Notes tendered thereunder until the expiration of such extended Offer or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Offer. We will give holders of Notes notice of such amendments as described in this Offer to Exchange and as may be required by applicable law.

Legal and Other Limitations

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell Notes or Common Stock in any jurisdiction in which the Offer is not permitted. We are not aware of any jurisdiction, where the making of the Offer or its acceptance would not be legal. If we learn of any jurisdiction where making the Offer or its acceptance would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the Offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the Offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Notes residing in the jurisdiction.

Financial Advisor

We have retained Citigroup Global Markets Inc. as the Financial Advisor in connection with the Offer. We are paying the Financial Advisor customary fees for its services and have agreed to indemnify it for certain liabilities. The Financial Advisor’s compensation is in no way contingent on the results or the success of the Offer. The Financial Advisor has not been retained to, and will not, solicit acceptances of the Offer or make any recommendations with respect thereto. See “Financial Advisor, Exchange Agent and Information Agent.”

Expenses; Source of Funds

We will pay all of PHH’s fees and expenses related to the Offer. We intend to fund the cash portion of the Offer Consideration from cash on hand. A holder of Notes is responsible for paying all of its own fees and expenses, including the fees and expenses of such holder’s advisors. We will pay transfer taxes, if any, applicable to the exchange of Notes pursuant to the Offer, except as set forth in the Letter of Transmittal.

Subsequent Repurchases of Notes

Whether or not the Offer is consummated, PHH or its affiliates may from time to time acquire Notes, other than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, conversion offers or otherwise, upon such terms and at such prices as PHH may determine, which may be greater or less than the value of the Offer Consideration to be delivered for each Note validly tendered and accepted (and not validly withdrawn) pursuant to the Offer and could be for cash or other consideration, including shares of Common Stock. Any such purchases of Notes or purchases of Common Stock or other rights to acquire such securities will not be made by PHH or its affiliates during the Offer or the ten business day period following the completion or termination of the Offer in compliance with Rule 13e-4(f)(6) of the General Rules and Regulations under the Exchange Act.

COMPARISON OF RIGHTS OF HOLDERS OF NOTES AND
HOLDERS OF COMMON STOCK

The following is a description of the material differences between the rights of holders of Notes and holders of Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of Common Stock.

Ranking

Notes: The Notes are our general unsecured obligations and rank equal in right of payment to all of our other senior unsecured indebtedness and senior in right of payment to all indebtedness that is contractually subordinated to the Notes. The Notes are structurally subordinated to the existing and future claims of our subsidiaries’ creditors and are effectively junior to all of our future secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness. As of December 31, 2014, we had approximately $615.0 million in outstanding senior unsecured indebtedness which ranked equal in right of payment to the Notes. As of the same date, our subsidiaries had $908.0 million of indebtedness outstanding to which the Notes were structurally subordinated.

Common Stock: The Common Stock ranks junior to the Notes, and all other indebtedness, with respect to rights upon liquidation, dissolution or winding up of the Company, and ranks junior to preferred stock with respect to dividends and rights upon liquidation, dissolution or winding up of the Company.

Dividends/Distribution

Notes: Holders of Notes are entitled to receive semi-annual interest payments at a rate of 6.00% per year, payable in cash on June 15 and December 15 of each year.

Common Stock: Holders of Common Stock are entitled to dividends as may be declared from time to time by our Board of Directors from funds available therefor. PHH has not declared or paid cash dividends on its Common Stock since it began operating as an independent, publicly traded company in 2005 and currently intends to utilize our excess cash to fund certain known or expected payments, including the cash portion of the Offer Consideration, to fund our working capital needs, and to maintain cash reserves for contingencies. The declaration and payment of dividends in the future will be subject to the discretion of our Board of Directors and will depend upon many factors, including economic and market conditions, our financial condition and operating results, cash requirements, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints, investment opportunities at the time any such payment is considered, and other factors deemed relevant.

Listing

Notes: The Notes are not listed on any securities exchange.

Common Stock: The Common Stock is listed on the NYSE under the symbol “PHH.”

Voting Rights

Notes: Holders of the Notes have no voting or other rights in respect of the Common Stock issuable upon conversion of the Notes.

Common Stock:  Each holder of our Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. The holders of our Common Stock do not have any right to cumulate votes in the election of directors. See “Description of PHH Capital Stock” for more information on the voting rights of the Common Stock.

Conversion

Notes:  Subject to the satisfaction of certain conditions and during the periods described under “Description of Notes—Conversion Rights,” the Notes may be converted at an initial conversion rate of 78.2014 shares of Common Stock per $1,000 in principal amount of Notes (equivalent to an initial conversion price of approximately $12.79 per share of Common Stock). The conversion rate is subject to adjustment if certain events described under “Description of Notes—Conversion Rate Adjustments” occur. Holders of Notes may convert fewer than all of their notes so long as the Notes converted are an integral multiple of $1,000 principal amount. Upon surrender of a Note for conversion, we will deliver cash, shares of our Common Stock or a combination of cash and shares of our Common Stock, as described under “Description of Notes—Conversion Rights—Payment upon Conversion.”

As at the date of this Offer to Exchange, the stock price condition (as defined in “Description of Notes—Conversion Rights—Conversion Based on Common Stock Price”), which allows holders of Notes to convert their Notes if the last reported sale price of our Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the Notes on each such trading day, was met with respect to the calendar quarter ending on March 31, 2015, of which PHH notified the holders of the Notes pursuant to the terms of the indenture relating to the Notes. Therefore, holders of the Notes are currently entitled to surrender their Notes for conversion pursuant to the terms of the indenture. See “Description of Notes—Conversion Rights—Conversion Based on Common Stock Price.”

Common Stock: PHH’s Common Stock is not convertible into any other security.

DESCRIPTION OF PHH CAPITAL STOCK

The following description of our Common Stock and preferred stock summarizes the material terms and provisions of our Common Stock and the preferred stock. For the complete terms of our Common Stock and preferred stock, please refer to our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-laws (filed as Exhibit 3.1 or 3.2, as applicable, to our Current Reports on Form 8-K filed on February 1, 2005, March 27, 2008, June 16, 2009, November 1, 2011, June 18, 2013, and December 11, 2013). The terms of our Common Stock and preferred stock may also be affected by Maryland law.

Common Stock

We are authorized to issue 273,910,000 shares of Common Stock, of which 49,683,504 shares were issued and outstanding as of May 5, 2015. The holders of our Common Stock possess exclusive voting rights in us, except to the extent our Board of Directors specifies voting power with respect to any other class of stock classified or reclassified in the future. Each holder of our Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. The holders of our Common Stock do not have any right to cumulate votes in the election of directors.

Subject to preferences that may be granted to the holders of any class of stock classified or reclassified in the future, each holder of our Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any class of stock classified or reclassified in the future may be entitled, the distribution of any of our remaining assets. Holders of our Common Stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by our Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

Under the Maryland General Corporation Law, a Maryland corporation generally, including as described below regarding the power to issue additional shares of common stock and preferred stock, cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. A Maryland corporation may provide, however, in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of all the votes entitled to be cast.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Preferred Stock

We are authorized to issue 1,090,000 shares of preferred stock, none of which were issued and outstanding as of May 5, 2015. Our board is authorized to classify or reclassify any unissued portion of our authorized shares of Common Stock or preferred stock to provide for the issuance of shares of other classes or series, including preferred stock in one or more series. We may issue preferred stock from time to time in one or more classes or series, with the exact terms of each class or series established by our board. Without seeking stockholder approval, our board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our Common Stock.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the articles of amendment or the articles supplementary relating to such series.

The issuance of preferred stock may delay, deter or prevent a change in control.

Possible Anti-Takeover Effects of Maryland Law and our Charter and By-laws

Our charter and by-laws contain provisions that may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. In addition, provisions of the Maryland General Corporation Law may hinder or delay an attempted takeover of our company other than through negotiation with our Board of Directors. These provisions could discourage attempts to acquire us or remove our management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in our stockholders’ receiving a premium over the market price of their shares of our Common Stock.

Number of Directors; Removal; Vacancies.  The number of directors on our board may only be altered by the action of a majority of our entire Board of Directors. Our directors are elected at each annual meeting to hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Our charter provides that directors may be removed from office by stockholders only for cause, and then only by the vote of the holders of not less than two-thirds of the outstanding shares of stock entitled to vote generally in the election of directors. In addition, subject to the rights of the holders of any class of preferred stock then outstanding, vacancies created by an increase in the size of our Board of Directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will hold office for the remainder of the term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

Power to Issue Preferred Stock.  Our Board of Directors, without further action by the holders of our Common Stock, may issue shares of preferred stock from time to time and in one or more classes or series. Our Board of Directors is vested with authority to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any class or series of shares of preferred stock, and to fix the number of shares constituting any such class or series.

Power to Reclassify Shares of Our Stock.  Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of stock into other classes or series of stock.

Prior to issuance of shares of any class or series of stock classified or reclassified in the future, our Board of Directors is required by the Maryland General Corporation Law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms of conditions of redemption for such class or series.

Power to Authorize Additional Shares of Common Stock and Preferred Stock.  Our Board of Directors, without any action by the stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue. We believe that the power to issue additional shares of our Common Stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

Special Stockholders’ Meetings.  Our by-laws provide that special meetings of stockholders, unless otherwise required by statute, may be called only by the Board of Directors or by our chairman or president, or by our stockholders only upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Advance Notice Provisions.  Our by-laws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders and to bring business before an annual meeting of our stockholders. Our by-laws provide that only persons who are nominated by our board or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our by-laws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board or by a stockholder in compliance with the procedures in our by-laws. A stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders. Our board then will consider whether the matter is one that is appropriate for consideration by our stockholders under the Maryland General Corporation Law and the SEC’s rules.

Maryland Business Combination Act.  In addition to these provisions of our charter and by-laws, we are subject to the provisions of Maryland Business Combination Act which prohibits transactions between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, beneficially owns, directly or indirectly, 10% or more of a Maryland corporation’s voting stock. These provisions could have the effect of delaying, preventing or deterring a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our Common Stock.

Maryland Control Share Acquisition Act.  The Maryland Control Share Acquisition Act may deny voting rights to shares involved in an acquisition of one-tenth or more of the voting stock of a Maryland corporation. Our by-laws contain a provision exempting all shares of our capital stock from the control share acquisition statute to the fullest extent permitted by the Maryland General Corporation Law. However, our Board of Directors has the exclusive right to amend our by-laws and, subject to their fiduciary duties, could at any time in the future amend the by-laws to remove this exemption provision.

Insurance Regulations Concerning Change of Control.  Atrium Insurance Corporation, our wholly owned subsidiary, is subject to insurance regulations in the State of New York. Pursuant to these regulations, any person proposing to acquire, directly or indirectly, 10% or more of Atrium’s outstanding common stock (which would include the acquisition of 10% or more of our Common Stock), or otherwise proposing to engage in a transaction involving a change in control of Atrium Insurance Corporation, would be required to obtain the prior approval of the New York Superintendent of Insurance.

DESCRIPTION OF NOTES

We issued the Notes under an indenture, dated as of January 17, 2012 (the “base indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as supplemented by the First Supplemental Indenture, dated as of January 17, 2012 (the “supplemental indenture”), between us and the trustee. In this section, we refer to the base indenture, as supplemented by the supplemental indenture, collectively as the “indenture.”

The following description is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture, filed as Exhibit 4.1 and Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on January 17, 2012, which is incorporated by reference herein. Wherever particular provisions or defined terms of the indenture or the Notes are referred to, these provisions or defined terms are incorporated by reference. You may request a copy of the indenture from us as set forth in “Incorporation by Reference; Additional Information.” We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes.

As used in this “Description of Notes” section, references to “PHH,” the “company,” “we,” “us” and “our” refer only to PHH Corporation and do not include our subsidiaries.

General

The Notes are limited to an aggregate principal amount of $250,000,000 except as set forth below. The Notes will mature on June 15, 2017 unless earlier converted or repurchased. The Notes are issued in denominations of $1,000 and integral multiples of $1,000. The Notes are represented by one or more registered notes in global form, but in certain limited circumstances described under the heading “—Global Notes, Book-Entry Form” below may be represented by notes in definitive form.

Subject to the satisfaction of certain conditions and during the periods described below, the Notes may be converted at an initial conversion rate of 78.2014 shares of Common Stock per $1,000 in principal amount of Notes (equivalent to an initial conversion price of approximately $12.79 per share of Common Stock). The conversion rate is subject to adjustment if certain events described below occur. Upon conversion of any Notes, we will pay an amount in cash equal to the “principal portion” (as defined below) of the Notes converted, calculated as described below. If the “daily conversion value” (as defined below) exceeds the principal portion of the converted Notes on any “VWAP trading day” (as defined below) during the relevant 60 VWAP trading day “observation period” (as defined below), in addition to paying the principal portion of the converted Notes for such VWAP trading day in cash, upon conversion of Notes, we will pay or deliver, as the case may be, cash, shares of our Common Stock or a combination of cash and shares of our Common Stock, at our election, based upon the excess of the daily conversion value over the principal portion on that VWAP trading day. We will perform this calculation and make an aggregate payment of cash and stock, if any, for all VWAP trading days of the relevant 60 VWAP trading day observation period at the end of that period, as further described below. See “—Conversion Rights—Payment upon Conversion.” Holders of Notes will not receive any separate cash payment for interest accrued and unpaid to the “conversion date” (as defined below), except under the limited circumstances described below.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the Notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes are issued pursuant to a “qualified reopening” or are treated as issued without original issue discount for U.S. federal income tax purposes. We may also from time to time repurchase the Notes in open market purchases or negotiated transactions without prior notice to holders. Any Notes repurchased by us will be retired and no longer outstanding under the indenture.

The registered holder of a Note is treated as the owner of it for all purposes.

Other than the restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Conversion upon Specified Corporate Events” and “—Adjustment to Conversion Rate upon Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk Factors.”

No sinking fund is provided for the Notes, which means that the indenture does not require us to redeem or retire the Notes periodically.

As of May 5, 2015, $245.0 million aggregate principal amount of the Notes was outstanding.

Ranking

The Notes are our general unsecured obligations and rank equal in right of payment to all of our other senior unsecured indebtedness and senior in right of payment to all indebtedness that is contractually subordinated to the Notes. The Notes are structurally subordinated to the existing and future claims of our subsidiaries’ creditors and are effectively junior to all of our future secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness. As of December 31, 2014, we had approximately $615.0 million in outstanding senior unsecured indebtedness which ranked equal in right of payment to the Notes. As of the same date, our subsidiaries had $908.0 million of indebtedness outstanding to which the Notes were structurally subordinated.

Transfer and Exchange

A holder of Notes may transfer or exchange Notes in certificated form at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of Notes, but we, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any Note surrendered for conversion or required repurchase.

Interest

The Notes bear interest at a rate of 6.00% per year from January 17, 2012, or from the most recent date to which interest has been paid or duly provided for. Interest is payable semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2012.

Interest will be paid to the person in whose name a Note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on a Note which is payable on the relevant interest payment date is payable to the person in whose name that Note is registered at the close of business on the respective record date for such interest notwithstanding the cancellation of the Notes subsequent to such record date.

Conversion Rights

General

Upon the occurrence of any of the conditions described under the headings “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price” and “—Conversion upon Specified Corporate Events,” holders may convert their Notes at an initial conversion rate of 78.2014 shares of Common Stock per $1,000 in principal amount of Notes, which is equivalent to an initial conversion price of approximately $12.79 per share of Common Stock, at any time prior to the close of business on the “scheduled trading day” (as defined below) immediately preceding December 15, 2016. On and after December 15, 2016, holders may convert their Notes at the conversion rate regardless of the conditions described under the headings “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price” and “—Conversion upon Specified Corporate Events” at any time prior to the close of business on the third “scheduled trading day” immediately preceding the maturity date of June 15, 2017.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our Common Stock is listed or admitted for trading or, if our Common Stock is not listed or admitted for trading on any exchange or market, a business day.

“Business day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in the City of New York.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are an integral multiple of $1,000 in principal amount.

Upon conversion, a holder of Notes will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “—Payment upon Conversion” will be deemed to satisfy our obligation to pay:

•                  the principal amount of the Note; and

•                  accrued and unpaid interest on the Note to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if Notes are converted after 5:00 p.m., New York City time, on a record date, holders of such Notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such Notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the Notes so converted, except that no such payment need be made:

•                  if we have specified a “fundamental change repurchase date” (as defined below) that is after a record date and on or prior to the business day immediately following the corresponding interest payment date;

•                  to the extent of any overdue interest, if any overdue interest remains unpaid at the time of conversion with respect to such Notes; or

•                  in respect of any conversions that occur after the record date immediately preceding the maturity date.

Upon conversion, we will pay cash and deliver shares of our Common Stock, if any, as described under “—Payment upon Conversion” below.

Some of our debt or other agreements or regulatory requirements may restrict our ability to pay the principal portion of the Notes in cash upon conversion. Our failure to pay in cash the principal portion of the Notes when converted would result in an event of default with respect to the Notes.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our Common Stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the scheduled trading day immediately preceding December 15, 2016, a holder may surrender Notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined below) per $1,000 in principal amount of the Notes for each day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined below) of our Common Stock and the applicable conversion rate for the Notes for such date, as determined by the bid solicitation agent (as defined below) and subject to compliance with the procedures and conditions described below concerning the bid solicitation agent’s obligation to make such determination (the “trading price condition”).

The bid solicitation agent will have no obligation to determine the trading price of the Notes and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 in principal amount of the Notes would be less than 98% of the product of the last reported sale price of our Common Stock and the applicable conversion rate. At such time, the bid solicitation agent will determine the trading price of the Notes in the manner described below beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of the Notes is greater than or equal to 98% of the product of the last reported sale price of our Common Stock and the applicable conversion rate. If we do not, when obligated to do so, instruct the bid solicitation agent to make the determination, or if the bid solicitation agent fails to make that determination, the trading price condition will be deemed to have been satisfied until such failure has been cured.

If the trading price condition has been met, we will promptly notify the holders of the Notes. lf, at any time after the trading price condition has been met, the trading price per $1,000 in principal amount of the Notes is greater than 98% of the product of the last reported sale price of our Common Stock and the applicable conversion rate for such date, we will so promptly notify the holders of the Notes.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2.0 million in principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the underwriters; provided that if three such bids cannot reasonably be provided to the bid solicitation agent, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid is obtained, that one bid will be used. If at least one bid for $2.0 million in principal amount of the Notes cannot reasonably be obtained, then the trading price per $1,000 in principal amount of Notes will be deemed to be less than 98% of the product of the last reported sale price of our Common Stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

The “bid solicitation agent” will initially be us, or any agent we may appoint in the future, including the trustee.

The “last reported sale price” of our Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our Common Stock is traded. If our Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or similar organization. If our Common Stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include one or more of the underwriters, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

“Trading day” means a day during which (i) trading in our Common Stock generally occurs and (ii) there is no “market disruption event” (as defined below).

“Market disruption event” means the occurrence or existence on any scheduled trading day for our Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our Common Stock or in any options contracts or futures contracts relating to our Common Stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

Conversion Based on Common Stock Price

Prior to the close of business on the scheduled trading day immediately preceding December 15, 2016, a holder may surrender its Notes for conversion during any calendar quarter after the calendar quarter ending March 31, 2012, and only during such calendar quarter, if the last reported sale price of our Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the Notes on each such trading day (the “stock price condition”). If the stock price condition has been met, we will promptly notify the holders of the Notes.

As at the date of this Offer to Exchange, the stock price condition was met with respect to the calendar quarter ending on March 31, 2015, of which PHH notified the holders of the Notes pursuant to the terms of the indenture. Therefore, holders of the Notes are currently entitled to surrender their Notes for conversion pursuant to the terms of the indenture.

Conversion upon Specified Corporate Events

If we elect to:

•                  distribute to all or substantially all holders of our Common Stock any rights or warrants entitling them for a period of not more than 60 days after the record date for the distribution to subscribe for or purchase shares of our Common Stock at a price per share less than the last reported sale price of our Common Stock on the trading day immediately preceding the declaration date of the distribution; or

•                  distribute to all or substantially all holders of our Common Stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our Board of Directors exceeding 5% of the last reported sale price of our Common Stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the Notes and the trustee at least 65 scheduled trading days prior to the “ex-date” (as defined below) for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of (i) 5:00 p.m., New York City time, on the business day immediately prior to the ex-date for such distribution and (ii) the date of our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time. The “ex-date” means the first date on which the shares of our Common Stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question. Holders of the Notes may not exercise this right if they may participate (as a result of holding the Notes, and at the same time as Common Stock holders participate) in any of the transactions described above as if such holders of the Notes held a number of shares of our Common Stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by such holders, without having to convert their Notes.

If a transaction or event constituting a “fundamental change” occurs, we will notify each holder of Notes and the trustee of the occurrence of any such transaction or event on the effective date of such event. A holder may surrender Notes for conversion at any time from the effective date of such event until (i) the fundamental change repurchase date corresponding to such event or (ii) if there is no such fundamental change repurchase date, 30 scheduled trading days following the effective date of such event. In addition, if a “make-whole fundamental change” (as defined below) occurs, a holder may be entitled to receive “additional shares” (as defined below) of our Common Stock upon any conversion as described below under “—Adjustment to Conversion Rate upon Make-Whole Fundamental Change.”

A holder of Notes will also have the right to convert such holder’s Notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets (excluding a pledge of securities issued by any of our subsidiaries), in each case pursuant to which our Common Stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change.

In such event, a holder of Notes will have the right to convert such holder’s Notes at any time beginning on the earlier of (i) the date on which we give notice or make a public announcement of such transaction and (ii) the effective date of such transaction and ending on the 20th scheduled trading day following the effective date of such transaction. We will notify each holder of Notes and the trustee as soon as practicable of the anticipated effective date of any such transaction.

Conversion Procedures

If a person holds a beneficial interest in a global Note, to convert such holder must comply with DTC’s procedures for converting a beneficial interest in a global Note and, if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled and, if required, pay all taxes or duties, if any. See “—Global Notes, Book-Entry Form” below.

If a person holds a certificated Note, to convert such holder must:

•                  complete and manually sign the conversion notice on the back of the Note, or a facsimile of the conversion notice;

•                  deliver the conversion notice, which is irrevocable, and the Note to the conversion agent;

•                  if required, furnish appropriate endorsements and transfer documents;

•                  if required, pay all transfer or similar taxes; and

•                  if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled.

The date a holder complies with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require us to Repurchase Notes” with respect to a Note, such holder may not surrender that Note for conversion until the holder has withdrawn such repurchase notice in accordance with the indenture.

Payment upon Conversion

Subject to certain exceptions set forth in “—Settlement of Conversions upon a Make-Whole Fundamental Change” below, upon conversion of any Notes, we will pay an amount in cash equal to the aggregate principal portion of the Notes converted, calculated as described below. If the daily conversion value exceeds the principal portion of the converted Notes on any VWAP trading day during the observation period, in addition to paying the principal portion of the converted Notes in cash for such VWAP trading day, we will pay or deliver, as the case may be, cash, shares of our Common Stock or a combination of cash and shares of our Common Stock, at our election, in an amount equal to the aggregate daily share amount, as described below. We will settle each $1,000 in principal amount of Notes being converted on the third business day immediately following the last day of the related observation period, by paying cash and delivering shares of our Common Stock, if applicable, equal to the sum of the “daily settlement amounts” (as defined below) for each of the 60 VWAP trading days during the related observation period.

The “observation period” with respect to any Note means:

•                  with respect to any conversion date occurring on or after the 65th scheduled trading day prior to the maturity date of the Notes, the 60 consecutive VWAP trading day period beginning on, and including, the 62nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day); and

•                  in all other instances, the 60 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily settlement amount” for each of the 60 VWAP trading days during the observation period means:

•                  an amount of cash equal to the lesser of (x) one-sixtieth of $1,000 and (y) the daily conversion value relating to such VWAP trading day (such cash amount, the “principal portion”); and

•                  if such daily conversion value exceeds one-sixtieth of $1,000, a number of shares of our Common Stock (the “daily share amount”), subject to our right to pay cash in lieu of all or a portion of such shares as described below, equal to (A) the difference between such daily conversion value and the principal portion, divided by (B) the daily VWAP of our Common Stock for such VWAP trading day.

By the close of business on the VWAP trading day prior to the first scheduled trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify each holder of such cash percentage by notifying the trustee (the “cash percentage notice”). With respect to any Notes that are converted on or after December 15, 2016, the cash percentage that we specify for the corresponding observation period will apply to all such conversions. If we timely elect to specify a cash percentage, the amount of cash that we will pay in lieu of the applicable portion of the daily share amount in respect of each trading day in the applicable observation period will equal: (i) the cash percentage, multiplied by (ii) the daily share amount for such trading day (assuming we had not specified a cash percentage), multiplied by (iii) the daily VWAP for such trading day. The number of shares deliverable in respect of each trading day in the applicable observation period will be a percentage of the daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle the entire daily share amount for each trading day in such observation period in cash as if we had specified a cash percentage of 100%. We may, at our option, revoke any cash percentage notice by notifying the trustee by the close of business on the VWAP trading day prior to the first scheduled trading day of the applicable observation period.

The “daily conversion value” means for each of the 60 consecutive VWAP trading days during the observation period, l/60th of the product of (1) the applicable conversion rate and (2) the “daily VWAP” (as defined below) of our Common Stock, or the consideration into which the Notes are convertible pursuant to the indenture in connection with certain corporate transactions, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” of our Common Stock means, for each of the 60 consecutive VWAP trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page PHH.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for our Common Stock to the scheduled close of trading on such market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of our Common Stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us. Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“VWAP trading day” means a day during which (i) trading in our Common Stock generally occurs on the principal U.S. national or regional securities exchange or market on which our Common Stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If our Common Stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (local time on such exchange or markets) on any scheduled trading day for our Common Stock for an aggregate one half-hour period or longer of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our Common Stock or in any options contracts or futures contracts relating to our Common Stock.

We will deliver cash in lieu of any fractional shares of our Common Stock deliverable upon conversion based on the daily VWAP on the last VWAP trading day of the applicable observation period.

As described above, the indenture requires us to pay the principal portion of the conversion consideration of the Notes in cash. Some of our debt or other agreements or regulatory requirements in effect at the time of a fundamental change may restrict our ability to make cash payments in connection with the repurchase of the Notes upon a fundamental change if an event of default then exists or would result from such payment under such other agreements. Our failure to repurchase the Notes when required would result in an event of default with respect to the Notes.

A holder will become a record holder with respect to a number of shares of our Common Stock it is entitled to receive as a result of converting its Notes on each VWAP trading day in the observation period with respect to a number of shares of our Common Stock equal to the daily share amount for such VWAP trading day.

Exchange in Lieu of Conversion

When a holder surrenders Notes for conversion, we may direct the conversion agent to surrender, prior to the commencement of the applicable observation period, such Notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such Notes, all cash and shares of our Common Stock (if any) equal to the consideration otherwise due upon conversion, as provided above under “—Conversion Rights—Payment upon Conversion,” at the sole option of the designated financial institution and as is designated to the conversion agent by us. By the close of business on the trading day immediately preceding the start of the observation period, we will notify the holder surrendering Notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent, who will then notify the holder, whether it will deliver, upon exchange, all cash or a combination of cash and shares of Common Stock (by our specifying a cash percentage as described above).

If the designated institution accepts any such Notes, it will deliver cash and, if applicable, the appropriate number of shares of our Common Stock to the conversion agent or stock transfer agent, as applicable, and the conversion agent or stock transfer agent, as applicable, will deliver the cash and those shares to such holder. Any Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the Notes for exchange, we will, no later than the third business day immediately following the last day of the related observation period, convert the Notes into cash and shares, if any, of our Common Stock, as described above under “—Conversion Rights.”

Our designation of an institution to which the Notes may be submitted for exchange does not require the institution to accept any Notes. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the Notes participate (as a result of holding the Notes, and at the same time and upon the same terms as common stockholders participate) in any of the transactions described below as if such holders of the Notes held a number of shares of our Common Stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by such holders, without having to convert their Notes. This exception will not apply to any adjustment described under “—Adjustment to Conversion Rate upon Make-Whole Fundamental Change.”

Adjustment Events

(1)   If we issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR1 = the conversion rate in effect immediately after the close of business on the business day prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR0 = the conversion rate in effect immediately prior to the close of business on the business day prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS1 = the number of shares of our Common Stock that will be outstanding (including as a result of such share split or combination, as the case may be) as of the close of business on the business day prior to the “ex-date” for such dividend or distribution and immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be; and

OS0 = the number of shares of our Common Stock outstanding immediately prior to the close of business on the business day prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be.

(2)   If we distribute to all or substantially all holders of our Common Stock any rights or warrants entitling them for a period of not more than 60 days after the record date for such distribution to subscribe for or purchase shares of our Common Stock, at a price per share less than the last reported sale price of our Common Stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

where,

CR1 = the conversion rate in effect immediately after the close of business on the business day prior to the “ex-date” for such distribution;

CR0 = the conversion rate in effect immediately prior to the close of business on the business day prior to the “ex-date” for such distribution;

OS0 = the number of shares of our Common Stock outstanding immediately prior to the close of business on the business day prior to the “ex-date” for such distribution;

X = the total number of shares of our Common Stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our Common Stock over the 10 consecutive trading day period ending on the trading day immediately preceding “ex-date” date for such distribution.

(3)   If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our Common Stock, excluding:

•                  dividends or distributions as to which an adjustment is required to be effected in clause (1) or (2) above;

•                  dividends or distributions paid exclusively in cash; and

•                  spin-offs described below in this clause (3);

then the conversion rate will be adjusted based on the following formula:

where,

CR1 =the conversion rate in effect immediately after the close of business on the business day prior to the “ex-date” for such distribution;

CR0 = the conversion rate in effect immediately prior to the close of business on the business day prior to the “ex-date” for such distribution;

SP0 = the average of the last reported sale prices of our Common Stock over the 10 consecutive trading day period ending on the trading day immediately preceding the “ex-date” for such distribution; and

FMV = the fair market value as determined by our Board of Directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Common Stock on the “ex-date” for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR1 = the conversion rate in effect immediately after the close of business on the last day of the valuation period (defined below);

CR0 = the conversion rate in effect immediately prior to the close of business on the last day of the valuation period (defined below);

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock over the first 10 consecutive trading day period immediately following, and including, the effective date of the spin-off (such period, the “valuation period”); and

MP0 = the average of the last reported sale prices of our Common Stock over the valuation period.

Any adjustment to the conversion rate under the foregoing provisions of this clause (3) will be made immediately after the close of business on the last day of the valuation period, with retroactive effect to the open of business on the effective date for the applicable spin-off.

Because, as described above, we will make the adjustment to the conversion rate at the end of the valuation period with retroactive effect to the effective date for the applicable spin-off, we will delay the settlement of any Notes where the final day of the related observation period occurs during the valuation period. In such event, we will pay the principal portion and deliver the net shares, if any (subject to our right to pay cash in lieu of all or a portion thereof), and any cash in lieu thereof, based on the adjusted conversion rate as described above, on the third business day following the last day of the valuation period.

(4)   If we pay any cash dividends or distributions to all or substantially all holders of our Common Stock, the conversion rate will be adjusted based on the following formula:

where,

CR1 = the conversion rate in effect immediately after the close of business on the business day prior to the “ex-date” for such distribution;

CR0 = the conversion rate in effect immediately prior to the close of business on the business day prior to the “ex-date” for such distribution;

SP0 = the last reported sale price of our Common Stock on the trading day immediately preceding the “ex-date” for such distribution; and

C = the amount in cash per share we distribute to holders of our Common Stock.

(5)   If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of our Common Stock exceeds the last reported sale price of our Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR1 = the conversion rate in effect immediately after the close of business on the trading day next succeeding the date such tender or exchange offer expires;

CR0 = the conversion rate in effect immediately prior to close of business on the trading day next succeeding the date such tender of exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by our Board of Directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

SP1 = the last reported sale price of our Common Stock on the trading day next succeeding the date such tender or exchange offer expires;

OS1 = the number of shares of our Common Stock outstanding immediately after the close of business on the business day prior to the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

OS0 = the number of shares of our Common Stock outstanding immediately prior to the close of business on the business day prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer).

Any adjustment to the conversion rate under this clause (5) will be made immediately after the close of business on the trading day next succeeding the date such tender or exchange offer expires. If we or one of our subsidiaries is obligated to purchase our Common Stock pursuant to any such tender or exchange offer described in this clause (5) but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate will be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made.

If the application of any of the foregoing formulas (other than in respect of a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

If the effective date of any adjustment event occurs during an observation period for any Notes, then the Company will make proportional adjustments to the daily share amount for each VWAP trading day during the portion of the observation period preceding the effective date of such adjustment event.

Events that Will Not Result in Adjustments.  Except as described in this section or in “—Adjustment to Conversion Rate upon Make-Whole Fundamental Change” below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•                  upon the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of optional amounts in shares of our Common Stock under any plan;

•                  upon the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or stock purchase plan of or assumed by us or any of our subsidiaries;

•                  upon the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

•                  for a change in the par value of our Common Stock; or

•                  for accrued and unpaid interest.

Treatment of Reference Property.  In the event of:

•                  any reclassification of our Common Stock;

•                  a consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event; or

•                  a sale or conveyance to another person of all or substantially all of our property and assets (excluding a pledge of securities issued by any of our subsidiaries),

in which holders of our outstanding Common Stock would be entitled to receive cash, securities or other property for their shares of common stock, a holder of Notes will be entitled thereafter to convert such holder’s Notes into the same type of consideration that such holder would have been entitled to receive if such holder had held a number of shares of our Common Stock equal to the applicable conversion rate in effect immediately prior to these events; provided, however, that such holder will receive:

•                  cash up to the aggregate principal portion thereof; and

•                  in lieu of the shares of our Common Stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our Common Stock in the relevant events (“reference property”).

The amount of consideration, and, consequently, reference property, a holder of Notes receives upon conversion will be based on the daily conversion values of reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our Common Stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our Common Stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our Common Stock that affirmatively make such an election or (ii) if no holders of our Common Stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

Voluntary Increases of Conversion Rate.  We are permitted, in our sole discretion, to the extent permitted by law and the rules of the New York Stock Exchange or any other securities exchange or market on which our Common Stock is then listed, to increase the conversion rate of the Notes by any amount for a period of at least 20 business days, if our Board of Directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the Notes and the trustee of the increased conversion rate and the period during which it will be in effect at least 20 business days prior to the date the increased conversion rate takes effect, in accordance with applicable law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our Common Stock or rights to purchase shares of our Common Stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Adjustment to Conversion Rate upon Make-Whole Fundamental Change

If a holder of Notes elect to convert such Notes in connection with a “make-whole fundamental change” (as defined below), the conversion rate will be increased by an additional number of shares of Common Stock (the “additional shares”) as described below. A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clauses (1), (2) or (5) under the definition of “fundamental change” as described below under “—Fundamental Change Permits Holders to Require us to Repurchase Notes” (but without giving effect to the first bullet point under clause (2) of that definition); provided, however, that no increase will be made in the case of a transaction constituting a fundamental change described in clause (2) of such definition where 90% or more of the consideration for our Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such transaction consists of shares of common stock traded on any of the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market

or the American Stock Exchange (or any of their respective successors) (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the Notes become convertible into cash (in respect of the principal portion) and such shares of such common stock pursuant to “—Conversion Rate Adjustments—Adjustment Events—Treatment of Reference Property” above. A conversion shall be deemed to be in connection with a make-whole fundamental change if such conversion occurs on or after the effective date of such fundamental change, until the related fundamental change repurchase date or, if there is no such fundamental change repurchase date, 30 scheduled trading days following the effective date of such fundamental change, as applicable. We will notify holders and the trustee of the occurrence of any such fundamental change on the effective date of such transaction or event. We will settle conversions of Notes as described below under “—Settlement of Conversions upon a Make-Whole Fundamental Change.”

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which such make-whole fundamental change becomes effective (the “effective date”) and the price (the “stock price”) per share of our Common Stock at the time of such make-whole fundamental change. If holders of our Common Stock receive only cash consideration for their shares of common stock in connection with a make-whole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our Common Stock over the 10 trading day period ending on the trading day preceding the effective date.

The stock prices set forth in the first column of the table below (i.e., the row headers) will be adjusted as of any date on which the conversion rate of the Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the stock prices and the adjustments to the conversion rate, expressed as a number of additional shares to be received per $1,000 in principal amount of the Notes, in the event of a make-whole fundamental change.

	Stock price
	$10.23	$12.00	$13.00	$14.00	$15.00	$17.50	$20.00	$25.00	$30.00	$40.00	$50.00	$75.00
January 17, 2012	19.5503	17.3218	15.2081	13.4715	12.0242	9.2941	7.3934	4.9503	3.4701	1.8155	0.9647	0.1306
June 15, 2012	19.5503	17.0986	14.9598	13.2115	11.7611	9.0448	7.1706	4.7829	3.3470	1.7483	0.9267	0.1184
June 15, 2013	19.5503	16.4051	14.1944	12.4145	10.9594	8.2940	6.5062	4.2931	2.9933	1.5617	0.8256	0.0970
June 15, 2014	19.5503	15.4009	13.0833	11.2577	9.7973	7.2137	5.5596	3.6090	2.5075	1.3117	0.6926	0.0707
June 15, 2015	19.5503	13.8543	11.3838	9.5026	8.0503	5.6294	4.2045	2.6675	1.8561	0.9849	0.5213	0.0389
June 15, 2016	19.5503	11.3316	8.5894	6.6403	5.2487	3.2307	2.2712	1.4266	1.0223	0.5674	0.3047	0.0060
June 15, 2017	19.5503	5.1319	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•                  If the stock price is between two stock price amounts in the table or the date is between two dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•                  If the stock price is greater than $75.00 per share, subject to adjustment, no adjustments will be made in the conversion rate.

•                  If the stock price is less than $10.23 per share, subject to adjustment, no adjustments will be made in the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 97.7517 per $1,000 in principal amount of Notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity and the discretion of the court in applying equitable remedies.

Settlement of Conversions upon a Make-Whole Fundamental Change

As described above under “—Conversion Rate Adjustments—Adjustment Events—Treatment of Reference Property,” upon effectiveness of certain fundamental changes, the Notes will be convertible into cash and reference property, if any. If, as described above, we are required to increase the conversion rate by the additional shares as a result of a make-whole fundamental change, Notes surrendered for conversion will be settled as described above under “—Conversion Rights—Payment upon Conversion” based on the applicable conversion rate as increased by the additional shares described above on the third business day immediately following the last VWAP trading day of the applicable observation period. However, if the reference property following such make-whole fundamental change consists solely of cash, then, notwithstanding “—Payment upon Conversion” above for all conversions following the effective date, the aggregate daily conversion value due upon conversion will be deemed to be the conversion rate multiplied by the stock price (as defined above) and we will settle conversions in cash on the third business day following the conversion date.

Fundamental Change Permits Holders to Require us to Repurchase Notes

If a “fundamental change” occurs at any time, a holder of Notes will have the right, at such holder’s option, to require us to repurchase all of such holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 days after the date of the “fundamental change repurchase right notice” (as defined below). The price we are required to pay is equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any Notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1)         any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us or any of our subsidiaries; provided that a fundamental change shall not occur as a result of this clause (1) if, in such purchase, merger, acquisition or other transaction, all or substantially all of our Common Stock is exchanged for or converted into cash, securities or other property, in which case clause (2) below shall apply (in addition to, if applicable, clause (3), (4) or (5) below); or

(2)         we (i) merge or consolidate with or into any other person, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person (excluding a pledge of securities issued by any of our subsidiaries) or (ii) engage in any recapitalization, reclassification or other acquisition transaction or series of transactions in which all or substantially all our Common Stock is exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

•                  pursuant to which the holders of our Common Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of either (a) the continuing or surviving corporation immediately after the transaction or (b) the corporation that directly or indirectly owns 100% of the capital stock of such continuing or surviving corporation; or

•                  that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

•                  which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our Common Stock solely into shares of common stock of the surviving entity; or

(3)         at any time our “continuing directors” (as defined below) do not constitute a majority of our Board of Directors (or, if applicable, a successor person to us); or

(4)         we are liquidated or dissolved or holders of our Common Stock approve any plan or proposal for our liquidation or dissolution; or

(5)         if shares of our Common Stock, or shares of any other capital stock into which the Notes are convertible pursuant to the terms of the indenture, are not listed for trading on any United States national securities exchange.

Notwithstanding the foregoing, holders of Notes will not have the right to require us to repurchase any Notes under clause (2) above, and we will not be required to deliver the fundamental change repurchase right notice incidental thereto, if at least 90% of the consideration paid for our Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation or such other transaction otherwise constituting a fundamental change under clause (2) above consists of shares of common stock traded on any of the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market or the American Stock Exchange (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of the completion of the merger or consolidation or such other transaction the Notes become convertible into cash (in respect of the principal portion) and, if applicable, such shares of such common stock pursuant to “—Conversion Rate Adjustments—Adjustment Events —Treatment of Reference Property” above.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Continuing directors” means (i) individuals who on the date of original issuance of the Notes were members of our Board of Directors and (ii) any new directors whose election to our Board of Directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the Notes or whose election or nomination for election was previously so approved.

After the occurrence of a fundamental change, but on or before the 10th day following such occurrence, we will notify all holders of the Notes and the trustee and paying agent on the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such notice shall state, among other things:

•                  the events causing a fundamental change;

•                  the date of the fundamental change;

•                  the last date on which a holder may exercise the repurchase right, if applicable;

•                  the fundamental change repurchase price, if applicable;

•                  the fundamental change repurchase date, if applicable;

•                  the name and address of the paying agent and the conversion agent, if applicable;

•                  the applicable conversion rate and any adjustments to the applicable conversion rate;

•                  that the Notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•                  the procedures that holders must follow to require us to repurchase their Notes, if applicable.

To exercise the repurchase right, a holder of Notes must deliver, on or before the business day prior to the fundamental change repurchase date, the Notes to be repurchased. If the Notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the Notes are held in certificated form, such Notes must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the Notes duly completed, to the paying agent. A holder’s repurchase notice must state:

•                  if certificated, the certificate numbers of such holder’s Notes to be delivered for repurchase;

•                  the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•                  that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

A holder of Notes may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•                  the principal amount of the withdrawn Notes;

•                  if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, such notice must comply with applicable DTC procedures; and

•                  the principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the Notes, we will agree under the indenture to:

•                  comply with the provisions of Rule 13e-1, Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•                  otherwise comply with all applicable federal and state securities laws.

We will be required to repurchase the Notes on the fundamental change repurchase date. A holder of Notes will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the Notes. Subject to a holder’s right to receive interest on the related interest payment date where the fundamental change repurchase date falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money sufficient to pay the fundamental change repurchase price of the Notes on the business day following the fundamental change repurchase date, then:

•                  the Notes will cease to be outstanding and interest, if any, will cease to accrue, whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent; and

•                  all other rights of the holder will terminate other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the Notes.

The repurchase rights of the holders could discourage a potential acquirer of us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the Notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Furthermore, a holder of Notes may not be entitled to require us to repurchase such Notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Conversion Rate upon Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Our current debt or other agreements limit, and future debt or other agreements and regulatory requirements may limit or prohibit our ability to repurchase Notes.

No Notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from our default in the payment of the fundamental change repurchase price with respect to such Notes).

Optional Redemption by the Company

The Notes may not be redeemed by us prior to maturity.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or transfer all or substantially all of our assets (excluding a pledge of securities issued by any of our subsidiaries) to, another person, unless the resulting, surviving or transferee person (the “Successor Company”) assumes by supplemental indenture all of our obligations under the Notes and the indenture; provided, however, that in the event that the Successor Company in any merger, consolidation, or transfer is not organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (any such merger, consolidation or transfer, a “Foreign Jurisdiction Transaction”), (i) the Company shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction and will be subject to U.S. Federal income tax on the same amounts and at the same times as would have been the case if such transaction had not occurred; and (ii) the Company shall have delivered to the trustee an opinion of counsel in the jurisdiction of the Successor Company to the effect that (A) any payment of interest, principal, or any other payment or amount delivered under or with respect to the Notes will, after giving effect to such transaction, be exempt from any withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature imposed or levied by or on behalf of any jurisdiction from or through which payment is made or in which the payor is organized, resident or engaged in business for tax purposes and (B) no transfer taxes, stamp taxes, or taxes on income (including capital gains) will be payable by a holder of Notes under the laws of any jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes in respect of the acquisition, ownership or disposition of the Notes, including the receipt of interest or principal thereon, provided that such holder does not use or hold, and is not deemed to use or hold the Notes in carrying on a business in the jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes, provided that the holder will not be deemed to use or hold the Notes in carrying on a business in such jurisdiction solely as a result of the holder’s ownership of the Notes. Thereafter all such obligations of us or such other predecessor corporation shall be terminated. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise, every right and power of ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the Notes of such holder as described above.

Events of Default

Each of the following is an “event of default”:

(1)                   default in any payment of interest (but excluding the extension fee, if any) on any Note when due and payable and the default continues for a period of 30 days;

(2)                   default in the payment of principal of, or extension fee, if any, on, any Note when due and payable at its stated maturity, upon required repurchase, upon acceleration or otherwise;

(3)                   failure by us to comply with our obligation to convert the Notes into cash and, if applicable, shares of our Common Stock upon exercise of a holder’s conversion right and that failure continues for 5 days;

(4)                   failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(5)                   default in the performance, or breach of any covenant or agreement by us under the indenture (other than a covenant or agreement otherwise described as a separate “Event of Default” in the indenture) and continuance of such default or breach by us for 60 days after written notice has been given, by registered or certified mail, to us from the trustee or to us and the trustee from the holders of at least 25% principal amount of the Notes then outstanding which written notice shall specify such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

(6)                   failure by us to comply with our notice obligations under “—Conversion Rights—Conversion upon Specified Corporate Events” or under “—Fundamental Change Permits Holders to Require us to Repurchase Notes;”

(7)                   default by us or any majority owned subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $25 million in the aggregate of the Company and/or any subsidiary of the Company (other than Securitization Indebtedness), whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable and such debt has not been discharged in full or such declaration rescinded or annulled within 30 days of such declaration or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity or upon required repurchase and such defaulted payment shall not have been made, waived or extended within 30 days of such due date or required date of repurchase; provided, however, that clause (i) shall not apply to any indebtedness of any majority owned subsidiary issued and outstanding prior to the date such majority owned subsidiary became a subsidiary of us (other than indebtedness issued in connection with, or in anticipation of, such subsidiary becoming a subsidiary of us) if such default arises solely as a result of a “change of control” provision applicable to such indebtedness which becomes operative as a result of the acquisition of such subsidiary by us or any of our existing subsidiaries;

(8)                   failure by us or any of our majority owned subsidiaries, within 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds $25 million, which are not stayed while on appeal;

(9)                   we, pursuant to or within the meaning of any Bankruptcy Law: (A) commence a voluntary case; (B) consent to the entry of an order for relief against us in an involuntary case; (C) consent to the appointment of a Custodian of us or all or substantially all of our property; or (D) make a general assignment for the benefit of our creditors; or

(10)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against us in an involuntary case; (B) appoints a Custodian of us or for all or substantially all of our property; or (C) orders the liquidation of us and the order or decree remains unstayed and in effect for 60 days.

The term “Securitization Indebtedness” means any indebtedness of any of our structured bankruptcy-remote subsidiaries which does not permit or provide for recourse to us or any of our subsidiaries (other than the structured bankruptcy-remote subsidiary) or any property or assets of us or any of our subsidiaries (other than property or assets of such structured bankruptcy-remote subsidiary); provided that if at any time, whether by operation of law, the terms of such indebtedness, pursuant to a legal judgment, decree or order, or otherwise, any such indebtedness is, or becomes, recourse to us or any of our subsidiaries (other than the structured bankruptcy-remote subsidiary) then such indebtedness shall not be Securitization Indebtedness.

The term “Bankruptcy Law” means Title 11 of the U.S. Code or any similar Federal or State law for relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% principal amount of the outstanding Notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare the principal amount of all the Notes to be due and payable. Upon such a declaration of acceleration, such principal amount shall become immediately due and payable. However, upon an event of default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligations to file reports as described under “—Reports” below or any obligation we may have or are deemed to have pursuant to Section 314(a)(l) of the Trust Indenture Act relating to our failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or l5(d) of the Exchange Act or of the covenant described below in “—Reports,” will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the Notes at an annual rate equal to 0.5% of the principal amount of the Notes (the “extension fee”) over such portion of the 180-day period during which we remain in default. If we so elect, such extension fee will accrue on all outstanding Notes from and including the date on which such event of default first occurs and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding that interest payment date. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the Notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

In order to elect to pay the extension fee as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the Notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the Notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the Notes unless:

(1)         such holder has previously given the trustee notice that an event of default is continuing;

(2)         holders of at least 25% principal amount of the outstanding Notes have made written request to the trustee to pursue the remedy;

(3)         such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense to be incurred in compliance with such request;

(4)         the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)         the holders of a majority principal amount of the outstanding Notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs unless such default has been cured or waived. Except in the case of a default in the payment of principal of or interest on any Note or a conversion default, the trustee shall be protected in withholding such notice if and so long as responsible officers of the trustee in good faith determine that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any event has that occurred and is continuing, which is or after notice or lapse of time or both would become an Event of Default, and if such an event has occurred and is continuing, specifying each such event known to such officer and the status of such event.

Modification and Amendment

The indenture may be modified and amended as described in the indenture. Notwithstanding the foregoing, and in addition to the other limitations described in the indenture, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)         reduce the rate, or extend the stated time for payment, of interest on any Note or reduce the amount, or extend the stated time for payment, of the extension fee;

(2)         make any change that adversely affects the conversion rights of any Notes;

(3)         reduce the fundamental change repurchase price of any Note or amend or modify in any manner adverse to the holders of Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(4)         change the place or currency of payment of principal or interest or extension fee in respect of any Note;

(5)         impair the right of any holder to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(6)         adversely affect the ranking of the Notes as our senior unsecured indebtedness; or

(7)         make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

In addition to the other permitted amendments described in the indenture, without the consent of any holder, we and the trustee may amend the indenture to:

(1)         provide for the assumption by a successor corporation of our obligations under the indenture;

(2)         provide for the conversion of Notes in accordance with the terms of the indenture;

(3)         provide for the conversion rights of holders of Notes and our repurchase obligation in connection with a fundamental change in accordance with the terms of the indenture in the event of any reclassification of our Common Stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

(4)         comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(5)         make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture or the Notes to the description contained herein will not be deemed to be adverse to any holder.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and shares of common stock, if applicable, sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the Notes or in connection with a conversion under the indenture, and none of the trustee, conversion agent, Note registrar or paying agent (in each case, if different from the Company) shall have any responsibility for making calculations, for determining amounts to be paid or for monitoring stock price, or be charged with any knowledge of or have any duties to monitor any measurement period. These calculations include, but are not limited to, determinations of the last reported sale prices of our Common Stock, accrued interest payable on the Notes and the conversion rate of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon the request of that holder.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., is the initial trustee, security registrar, paying agent and conversion agent. We have certain relationships with The Bank of New York Mellon Trust Company, N.A., or its affiliates, including financial services, commercial banking and other transactions. The Bank of New York Mellon Trust Company, N.A. functions as the custodian for loan files, and functions as the indenture trustee on the Senior notes due in 2019 and 2021, and the Company’s servicing advance facility. The Company also executes forward loan sales agreements and certain MSR-related derivative agreements with The Bank of New York Mellon Trust Company, N.A., and the Fleet business had interest rate contracts related to asset-backed debt. These transactions were entered into in the ordinary course of business upon terms, including interest rate and collateral, substantially the same as those prevailing at the time.

Form, Denomination and Registration

The Notes are issued:

•                  in fully registered form;

•                  without interest coupons; and

•                  in denominations of $1,000 and integral multiples of $1,000 in principal amount.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

Global Notes, Book-Entry Form

The Notes are evidenced by one global Note. We have deposited the global Note with DTC and registered the global Notes in the name of Cede & Co. as DTC’ s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as “participants.” Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global Note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as “indirect participants.” So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Note, Cede & Co. for all purposes will be considered the sole holder of such global Note. Except as provided below, owners of beneficial interests in a global Note will:

•                  not be entitled to have certificates registered in their names;

•                  not receive physical delivery of certificates in definitive registered form; and

•                  not be considered holders of the global Note.

We make payments on a global Note to Cede & Co., as the registered owner of the global Note, by wire transfer of immediately available funds on each interest payment date, repurchase date or fundamental change repurchase date, as the case may be, and the maturity date. Neither we, the trustee nor any paying agent will be responsible or liable:

•                  for the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•                  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global Note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global Note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global Note are credited, and only in respect of the principal amount of the Notes represented by the global Note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants.

Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, we will issue Notes in fully registered certificated form in exchange for global Notes. In addition, the owner of a beneficial interest in a global Note will be entitled to receive a Note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The Notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

INTERESTS OF DIRECTORS AND OFFICERS

None of PHH nor, to the knowledge of PHH after making reasonable inquiry, any of the executive officers or directors of PHH, or any “associate” or majority-owned subsidiary of any such person, has any beneficial interest in the Notes. PHH will not purchase Notes from any officer, director or affiliate of PHH pursuant to this Offer to Exchange. The term “associate” is defined under Rule 12b-2 under the Exchange Act. During the 60 days preceding the date of this Offer to Exchange, none of PHH nor, to the knowledge of PHH after making reasonable inquiry, any of the executive officers or directors of PHH, or any “associate” or subsidiary of PHH, has engaged in any transactions in the Notes.

FINANCIAL ADVISOR, EXCHANGE AGENT AND INFORMATION AGENT

In connection with the Offer, PHH has retained Citigroup Global Markets Inc. as the Financial Advisor. PHH is paying the Financial Advisor customary fees for its services and has agreed to indemnify it for certain liabilities. The Financial Advisor’s compensation is in no way contingent on the results or the success of the Offer. The Financial Advisor has not been retained to, and will not, solicit acceptances of the Offer or make any recommendations with respect thereto.

PHH has retained Global Bondholder Services Corporation to act as the Exchange Agent and the Information Agent in connection with the Offer. Global Bondholder Services Corporation will receive customary fixed fees for its services. PHH has agreed to reimburse Global Bondholder Services Corporation for its necessary out- of-pocket expenses and to indemnify it against certain liabilities, including liabilities under U.S. federal securities laws and to contribute to payments that it may be required to make in respect thereof.

No fees or commissions have been or will be paid by PHH to any broker, dealer or other person, other than the Financial Advisor, the Exchange Agent or the Information Agent in connection with the Offer.

Any holder that has questions concerning the terms of the Offer or requests for assistance may contact PHH at the address and telephone numbers set forth on the back cover page of this Offer to Exchange. Requests for additional copies of this Offer to Exchange or the related Letter of Transmittal may be directed to the Information Agent at its address and telephone numbers set forth on the back cover page of this Offer to Exchange. Holders of Notes may also contact their broker, dealer, custodian bank, depository trust company or other nominee for assistance concerning the Offer.

Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered to the Exchange Agent at its address or to the facsimile number set forth on the back cover page of this Offer to Exchange. Any holder or beneficial owner that has questions concerning tender procedures should contact the Exchange Agent at its address and telephone numbers set forth on the back cover page of this Offer to Exchange.

The Information Agent may contact holders of Notes regarding the mechanics of the Offer and may request broker, dealer, custodian bank, depository trust company or other nominee of the holders of Notes to forward this Offer to Exchange and related materials to beneficial owners of Notes. The customary mailing and handling expenses incurred by forwarding material to their customers will be paid by us.

Neither the Financial Advisor, nor the Exchange Agent or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this Offer to Exchange or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the principal U.S. federal income tax considerations relating to the Offer and to the ownership and disposition of the Common Stock for holders who acquire such stock pursuant to the Offer. based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations.  No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the Offer or the ownership and disposition of the Common Stock.

This discussion is for general information only and does not address all tax considerations that may be relevant to specific holders of Notes in light of their particular circumstances or to holders of Notes subject to special treatment under United States federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships, other pass-through entities, persons who hold their Notes as part of a straddle, hedge, conversion transaction or other integrated investment, or persons whose functional currency is not the United States dollar or persons subject to the alternative minimum tax).  This discussion does not address any United States state or local or non-United States tax consequences or non-income tax consequences (such as estate or gift tax consequences).  This discussion also assumes that the Notes are held as capital assets.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes or Common Stock that is, for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•                  an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•                  a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Notes or Common Stock that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Notes and participates in the exchange, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Notes that participate in the Offer are encouraged to consult their tax advisors.

Consequences to Participating U.S. Holders

Exchange of Notes for Common Stock and Cash. Upon the exchange of Notes for Common Stock and cash, provided that the Notes constitute “securities” for U.S. federal income tax purposes, which is likely, the exchange should be treated as a recapitalization and, unless otherwise indicated, the following discussion assumes such treatment is respected. In such a case, the principal U.S. federal income tax consequences of the exchange would be as follows:

•                  Gain (but not loss) would be recognized on the exchange in an amount equal to the lesser of (i) the amount of gain realized (measured by the amount by which the fair market value of the Common

Stock and cash received in the exchange (excluding cash received with respect to accrued and unpaid interest) exceeds the holder’s adjusted tax basis in the Note) and (ii) the amount of cash received (excluding cash received with respect to accrued and unpaid interest and cash paid in lieu of a fractional share).

•                  Subject to the discussion of “market discount” below, any such gain would be capital gain and would be long-term capital gain if the U.S. Holder’s holding period for the Note is more than one year at the time of the exchange.

•                  The holding period of the Common Stock would include the holding period of the Note.

•                  The adjusted tax basis of the Common Stock (including a fractional share deemed received and sold as described below) would be equal to the adjusted tax basis of the Note increased by any gain recognized in the exchange (except for any gain recognized with respect to the deemed sale of a fractional share as described below) and decreased by the amount of cash received (excluding cash received with respect to accrued and unpaid interest and cash paid in lieu of a fractional share).

•                  If a U.S. Holder receives cash in lieu of a fractional share of Common Stock, the U.S. Holder would be treated as having received the fractional share of Common Stock pursuant to the exchange and then as having sold that fractional share of Common Stock for cash.

If the exchange of Notes for Common Stock and cash is not treated as described above, then the cash payment (other than cash received with respect to accrued and unpaid interest and cash paid in lieu of a fractional share) may be treated as proceeds from a sale of a portion of the Note. In such case, a U.S. Holder’s basis in the Note would be allocated pro rata between the Common Stock received and the portion of the Note that is treated as sold for cash. Any gain or loss recognized in such case should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year. Cash received in lieu of a fractional share should be treated in the manner described in the preceding paragraph.

U.S.-Holders are encouraged to consult their tax advisors regarding the treatment of the exchange of Notes for Common Stock and cash in their particular circumstances, including regarding consequences in the event the exchange is not treated as a recapitalization.

Market Discount. A U.S. Holder that purchased a Note from a prior holder at a market discount (defined as the excess, if any, of the stated redemption price of the Note at maturity over the holder’s basis in the Note immediately after its acquisition, subject to a de minimis exception) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the exchange of such Notes generally would be treated as ordinary income to the extent of the market discount accrued during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If the exchange qualifies for recapitalization treatment, any accrued market discount in excess of the gain recognized in the exchange should not be currently includible in income by a U.S. Holder. Instead, any such excess accrued market discount should carry over to the Common Stock such that any gain recognized by the holder upon a subsequent disposition of the Common Stock would be treated as ordinary income to the extent of any such accrued market discount not previously included in income.

Accrued Interest. If there is accrued and unpaid interest on the Notes surrendered in the exchange and the U.S. Holder has not already taken that interest into income, then the payment of that interest in connection with the exchange will not be considered part of the amount realized in the exchange, but will instead be taxable as ordinary interest income in the taxable year of the exchange.

Distributions on Common Stock. Distributions paid by the Company out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on Common Stock received as part of the Offer will constitute dividends and will be includible in income by U.S. Holders when received. For non-corporate U.S. Holders, to the extent distributions exceed the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the

Common Stock, and thereafter as capital gain.  If the U.S. Holder is a corporation, it generally would be able to claim a dividends received deduction on a portion of any distribution treated as a dividend, provided that certain holding period requirements are satisfied.  For non-corporate U.S. Holders, dividends received may be eligible for a reduced rate of taxation, provided that certain holding period requirements are met.

Sale, Exchange or Redemption of Common Stock. Upon the sale, exchange or redemption of the Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange or redemption and (ii) the U.S. Holder’s adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Common Stock is more than one year at the time of the sale, exchange or redemption. For non-corporate U.S. Holders, long-term capital gains should generally be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.  As discussed above, a U.S. Holder may be required to treat gain realized on the disposition of Common Stock (including certain dispositions that are non-recognition transactions under the Code) as ordinary income to the extent accrued market discount on the Notes is carried over to such Common Stock.

Consequences to Participating Non-U.S. Holders

Exchange of Notes for Common Stock and Cash. Any gain realized by a non-U.S. Holder upon the exchange of a Note for Common Stock and cash generally should not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder; (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; (iii) such Non-U.S. Holder is subject to Code provisions applicable to certain former citizens or residents; or (iv) the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the exchange or the Non-U.S. Holder’s holding period, whichever period is shorter.  The Company believes that it has not been, and does not anticipate becoming, a U.S. real property holding corporation.

Accrued Interest. Cash received by a Non-U.S. Holder with respect to accrued but unpaid interest on the Notes generally should not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with a U.S. trade or business (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment), provided that the Non-U.S. Holder: (i) does not actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of all classes of Company stock entitled to vote; (ii) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and (iii) certifies to its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or other applicable form).

If a Non-U.S. Holder cannot satisfy the requirements described above, cash received by the Non-U.S. Holder with respect to accrued but unpaid interest will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for a reduced rate of withholding, or is able to claim a valid exemption, under an income tax treaty (generally, by providing an IRS Form W-8BEN or W-8BEN-E claiming treaty benefits) or establishes that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under a tax treaty may also obtain a refund of any amounts withheld in excess of that rate by filing a timely refund claim with the IRS.

Distributions on Common Stock. Any distribution treated as a dividend paid to a Non-U.S. Holder with respect to Common Stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN or W-8BEN-E certifying its entitlement to benefits under a treaty. However, dividends that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate tax rates. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from withholding. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax.

Sale, Exchange or Redemption of Common Stock. Any gain realized by a non-U.S. Holder on the sale, exchange or redemption of Common Stock generally should not be subject to U.S. federal income tax unless:  (i) that gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder; (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met; (iii) such Non-U.S. Holder is subject to Code provisions applicable to certain former citizens or residents; or (iv) the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the exchange or the Non-U.S. Holder’s holding period, whichever period is shorter.

Information Reporting.  In addition, we are required to report annually to the IRS and each Non-U.S. Holder the amount of any interest or dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Withholding Rules Pursuant to the Foreign Account Tax Compliance Act.  Pursuant to the Foreign Account Tax Compliance Act (commonly known as “FATCA”), withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to accounts in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons.  Accordingly, the entity through which Common Stock held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, any shares of Common Stock by a holder that is a non-financial non-U.S. entity which does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the Company that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we (or another applicable withholding agent) will in turn provide to the Secretary of the Treasury. No additional amounts will be paid to holders of shares of Common Stock in respect of any amounts withheld.  Non U.S.-Holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their ownership or disposition of shares.

Consequences to Non-Participating Holders

Holders that do not tender their Notes in the Offer will not recognize gain or loss for U.S. federal income tax purposes, and will continue to have the same tax basis and holding period with respect to the Notes for such purposes as they had before the consummation of the Offer.

Requests for additional copies of this Offer to Exchange and related Letter of Transmittal may be directed to the Information Agent at its address or telephone numbers set forth below.

The Information Agent for the Offer is:

Global Bondholder Services Corporation
65 Broadway — Suite 404
New York, New York 10006

Attn: Corporate Actions

Bank and brokers call: (212) 430-3774

All other call toll-free: (866) 924-2200

By facsimile transmission (for Eligible Institutions Only): (212) 430-3775